      As filed with Securities and Exchange Commission on October 20, 1997


                                                   Registration No. 333-32797
                                                ================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        -------------------------------

                               Amendment No. 2
                                     to
                                  Form S-4
                           REGISTRATION STATEMENT
                                    Under
                         The Securities Act of 1933

                        -------------------------------
                              Norwest Corporation
             (Exact name of registrant as specified in its charter)


       Delaware                      6711                    41-0449260
 (State or other        (Primary Standard Industrial      (I.R.S. Employer
  jurisdiction of        Classification Code Number)      Identification No.)
 incorporation or
  organization)
                                 Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-10007
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                      ------------------------------------
                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
                                  612-667-8858
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                   Copies to:

          Robert J. Kaukol                    Larry Temple
        Norwest Corporation           Larry Temple Attorney at Law
           Norwest Center                 400 West 15th Street
        Sixth and Marquette                    Suite 1510
 Minneapolis, Minnesota  55479-1026         Austin, TX 78701

                               ------------------
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                      [WOODHAVEN LETTERHEAD APPEARS HERE]






                                                                October 22, 1997



Dear Shareholder:

     Your board of directors has approved the acquisition of Woodhaven National Bank by Norwest Corporation. Norwest will acquire Woodhaven through the consolidation of Woodhaven with a newly-formed, wholly-owned subsidiary bank of Norwest. Woodhaven will be the surviving bank in the consolidation. If the consolidation is completed, Woodhaven will become a wholly-owned subsidiary of Norwest and you will receive shares of Norwest common stock for your shares of Woodhaven common stock. If you own options to purchase Woodhaven common stock, your options will be converted into options to purchase Norwest common stock.

     In the proposed consolidation, Norwest will exchange $10,000,000 in Norwest common stock for all of the outstanding shares of Woodhaven common stock, assuming for this purpose that shares issuable upon exercise of vested Woodhaven stock options constitute outstanding shares of Woodhaven common stock. Based on 180,000 shares of Woodhaven common stock actually outstanding and another 12,200 shares issuable upon exercise of vested stock options, this works out to approximately $52.03 ($10,000,000 divided by 192,200) in Norwest common stock for each share of Woodhaven common stock. The Norwest common stock to be exchanged in the Consolidation will be valued at the average closing price for Norwest common stock over a fixed measurement period. For each share of Woodhaven common stock you own, you will receive that number of shares (or fractional share) of Norwest common stock equal to $52.03 divided by this average.


     Norwest cannot acquire Woodhaven without the approval of Woodhaven's shareholders. We've called a special shareholders meeting to vote on the matter. The meeting will be held on November Novemer 13, at 2:00 p.m., local time, at 6750 Bridge Street, Fort Worth, Texas 76112. If shareholders do not approve the acquisition, Woodhaven will continue to operate as an independent bank.


     Please read the following materials for information concerning the consolidation and the special meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you can't attend the meeting.



                                     Frank P. Talley, Jr.
                                     Chairman of the Board


--------------------------------------------------------------------------------
Whether or not your plan to attend the special meeting, please fill in, sign, date, and promptly return the accompanying proxy card in the enclosed envelope.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS..............................   1

DEFINED TERMS..........................................................   2

WHAT "INCORPORATED BY
REFERENCE" MEANS.......................................................   4

EXPLANATORY NOTE REGARDING NORWEST COMMON STOCK SPLIT..................   4

PROXY STATEMENT-PROSPECTUS.............................................   5

 SUMMARY...............................................................   6
  Parties to the Consolidation.........................................   6
  Reasons for the Consolidation........................................   6
  Approval of the Consolidation........................................   7
  Recommendation of the Woodhaven Board................................   7
  The Consolidation....................................................   7
  Comparative Per Common Share Data....................................  13
  Selected Historical Financial Information............................  14
  Share Prices and Dividends for Norwest Common Stock..................  17

 SPECIAL MEETING OF SHAREHOLDERS.......................................  18
  Record Date..........................................................  18
  Voting Rights; Votes Required for Approval...........................  18
  Solicitation of Proxies..............................................  19
  Other Matters........................................................  19

 THE CONSOLIDATION.....................................................  20
  Purpose and Effect of the Consolidation..............................  20
  Background of and Reasons for the
  Consolidation........................................................  20
  Interests of Woodhaven Management
    in the Consolidation...............................................  21
  Appraisal Rights.....................................................  22
  Exchange of Certificates.............................................  24
  Effect on Woodhaven Employee
    Benefit Plans......................................................  25
  Certain U.S. Federal Income
    Tax Consequences...................................................  25
  Resale of Norwest Common Stock.......................................  26
  Stock Exchange Listing...............................................  26
  Accounting Treatment.................................................  27

 THE REORGANIZATION AGREEMENT..........................................  28
  Basic Plan of Reorganization.........................................  28
  Representations and Warranties.......................................  29
  Certain Covenants....................................................  29
  Conditions to the Completion of the
    Consolidation......................................................  30
  Termination of the Reorganization
    Agreement..........................................................  31
  Termination Fee......................................................  32
  Effect of Termination................................................  32
  Waiver and Amendment.................................................  32
  Expenses.............................................................  32


 COMPARISON OF RIGHTS OF
 WOODHAVEN COMMON STOCK AND
 NORWEST COMMON STOCK..................................................  33
  Capital Stock........................................................  33
  Rights Plan..........................................................  33
  Directors............................................................  33
  Amendment of Certificate of Incorporation
    and Bylaws.........................................................  34
  Approval of Mergers and Asset
    Sale...............................................................  34
  Appraisal Rights.....................................................  34
  Special Meetings.....................................................  35
  Directors Duties.....................................................  35
  Action Without a Meeting.............................................  35
  Limitation of Director Liability.....................................  35
  Indemnification of Officers and Directors............................  36
  Dividends............................................................  36
  Corporate Governance Procedures;.
    Nomination of Directors............................................  37

 INFORMATION ABOUT WOODHAVEN...........................................  38
  General..............................................................  38
  Competition..........................................................  38
  Regulation and Supervision...........................................  38
  Employees............................................................  39
  Properties...........................................................  39
  Legal Proceedings....................................................  39
  Description of Securities............................................  40
  Dividends and Dividend Policy........................................  40
  Holders and Market Information.......................................  40
  Security Ownership of Management
    and Principal Shareholders.........................................  40

 WOODHAVEN'S MANAGEMENT'S
 DISCUSSION AND ANALYSIS OF WOODHAVEN'S FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS.............................................  41
  Results of Operations................................................  41
  Liquidity............................................................  47
  Capital Resources....................................................  47
  Accounting Matters...................................................  48
  Impact of Inflation, Changing Prices
    and Monetary Policies..............................................  48

 CERTAIN REGULATORY AND
 OTHER CONSIDERATIONS PERTAINING
 TO NORWEST............................................................  50
  Bank Regulatory Agencies.............................................  50
  Bank Holding Company Activities;
    Interstate Banking.................................................  50
  Dividend Restrictions................................................  51
  Holding Company Structure............................................  51
  Regulatory Capital Standards and
   Related Matters.....................................................  52
  FDIC Insurance.......................................................  54

  Fiscal and Monetary Policies.........................................  55
  Competition..........................................................  55

 EXPERTS...............................................................  55

 LEGAL MATTERS.........................................................  56

 INFORMATION CONCERNING NORWEST
  MANAGEMENT...........................................................  56

 WHERE YOU CAN FIND MORE
 INFORMATION...........................................................  56

 INDEX TO WOODHAVEN FINANCIAL STATEMENTS............................... F-1

 APPENDIX A  AGREEMENT AND PLAN OF
             REORGANIZATION

 APPENDIX B  UNITED STATES CODE TITLE
             12, SECTION 215

 APPENDIX C  BANKING CIRCULAR 259

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     A special meeting of shareholders of Woodhaven National Bank will be held on November 13, 1997 at 2:00 p.m., local time, at the offices of Woodhaven, located at 6750 Bridge Street, Fort Worth, Texas. The purpose of the meeting is to vote on a proposal to approve the agreement and plan of reorganization between Woodhaven and Norwest Corporation. This agreement provides for the consolidation of Woodhaven with a newly-formed, wholly-owned subsidiary bank of Norwest, and for Woodhaven to be the surviving bank. If the consolidation is completed, Woodhaven will become a wholly-owned subsidiary of Norwest and Woodhaven shareholders will receive shares of Norwest common stock for their shares of Woodhaven common stock.

     The record date for the special meeting is October 22, 1997. Only shareholders of record at the close of business on that date can vote at the meeting.

                                       Daphne Hertel
                                       Assistant Corporate Secretary

                                 DEFINED TERMS

     Following are the definitions of certain terms used in this Proxy Statement-Prospectus. Each term should be considered in the context in which it is used.


Adjusted Norwest Shares............   the number equal to $10,000,000 divided by
                                      the Norwest Measurement Price.

Bank Holding Company Act...........   Bank Holding Company Act of 1956.

Consolidation......................   the consolidation of Woodhaven with
                                      Norwest Interim Bank Fort Worth, National
                                      Association, as a result of which
                                      Woodhaven will become a wholly-owned
                                      subsidiary of Norwest.

DGCL...............................   Delaware General Corporation Law.

Exchange Act.......................   Securities Exchange Act of 1934.

Federal Reserve Board..............   Board of Governors of the Federal Reserve
                                      System.

FDI Act............................   Federal Deposit Insurance Act.

FDIC...............................   Federal Deposit Insurance Corporation.

Interstate Banking Act.............   Reigle-Neal Interstate Banking and
                                      Branching Act.

National Bank Act..................   National Bank Act.

Norwest............................   Norwest Corporation and its consolidated
                                      subsidiaries.

Norwest Board......................   Norwest's board of directors.

Norwest Bylaws.....................   Norwest's bylaws.

Norwest Certificate................   Norwest's restated certificate of
                                      incorporation.

Norwest Common Stock...............   Norwest's common stock, par value $1-2/3
                                      per share.

Norwest Measurement Price..........   the average of the closing prices of a
                                      share of Norwest Common Stock as reported
                                      on the composite tape of the New York
                                      Stock Exchange during the period of 20
                                      trading days ending on the day immediately
                                      before the special meeting of Woodhaven
                                      shareholders.

OCC................................   Office of the Comptroller of the Currency.

OTS................................   Office of Thrift Supervision.

Option Exchange Ratio..............   the number equal to the Adjusted Norwest
                                      Shares divided by the number of shares of
                                      Woodhaven Common Stock outstanding as of
                                      immediately before the Consolidation.

Reorganization Agreement...........   the Agreement and Plan of Reorganization
                                      dated March 18, 1997


                                      between Woodhaven and Norwest.

SEC................................   Securities and Exchange Commission.

Securities Act.....................   Securities Act of 1933.

Woodhaven..........................   Woodhaven National Bank.

Woodhaven Articles.................   Woodhaven's articles of association.

Woodhaven Board....................   Woodhaven's board of directors.

Woodhaven Bylaws...................   Woodhaven's bylaws.

Woodhaven Common Stock.............   Woodhaven's common stock, par value $5 per
                                      share.

Woodhaven Options..................   the options to purchase shares of
                                      Woodhaven Common Stock issued pursuant to
                                      one of two separate stock option
                                      agreements, each dated January 1, 1995.


                     WHAT "INCORPORATED BY REFERENCE" MEANS

     Incorporation by reference is a concept that allows Norwest to not physically include in this Proxy Statement-Prospectus some of the information about Norwest that may be important to your decision whether to approve the Consolidation. The information is instead "incorporated" into this Proxy Statement-Prospectus by reference to one or more documents previously filed by Norwest with the SEC. For example, the information contained in Norwest's consolidated financial statements for the years ended December 31, 1996 and 1995 may be important to your decision, as may be a detailed description of Norwest's business. None of this information is physically included in this Proxy Statement-Prospectus. Instead, this Proxy Statement-Prospectus refers you to Norwest's annual report on Form 10-K, which is the document that physically contains the financial statements and the most recent description of Norwest's business.

     Information that has been incorporated by reference is considered part of this Proxy Statement-Prospectus, even though it is not physically included. As a result, the information is considered to have been disclosed to you, whether or not you obtain a copy of the document containing the information.

     This Proxy Statement-Prospectus will indicate when information has been incorporated by reference. It will also specify the document that physically contains the information. As you read this Proxy Statement-Prospectus, please make a list of the documents that you want to review in deciding whether to approve the Consolidation. The section entitled "Where You Can Find More Information" explains how to get copies of these documents.


                         EXPLANATORY NOTE REGARDING
                         NORWEST COMMON STOCK SPLIT


     On September 23, 1997, the Norwest Board declared a two-for-one split of Norwest Common Stock in the form of a 100% stock dividend. The stock dividend was paid on October 10, 1997, to stockholders of record on October 2, 1997. As a result of the stock split, stockholders received one additional share of Norwest Common Stock for each share they owned on October 2, 1997. On October 14, 1997, Norwest Common Stock began trading at half its pre-split price.



     As required by the Reorganization Agreement, the number of shares of Norwest Common Stock to be exchanged in the Merger has been adjusted to reflect the stock split. The sections of this Proxy Statement-Prospectus that discuss the number of shares of Norwest Common Stock issuable in the Merger reflect this adjustment. This Proxy Statement-Prospectus will indicate where other information has been adjusted or restated to reflect the stock split.

                           PROXY STATEMENT-PROSPECTUS

     This document serves as both a proxy statement of Woodhaven and a prospectus of Norwest. As a proxy statement, it is being provided to you because the Woodhaven Board is soliciting your proxy for use at the special meeting. As a prospectus, it is being provided to you because Norwest will issue shares of Norwest Common Stock to you in the Consolidation in exchange for your shares of Woodhaven Common Stock.

     At the special meeting, Woodhaven shareholders will vote on the Reorganization Agreement. The Reorganization Agreement provides for the consolidation of Woodhaven with a newly-formed, wholly-owned subsidiary bank of Norwest. Woodhaven will be the surviving bank in the Consolidation. If the Consolidation is completed, Woodhaven will become a wholly-owned subsidiary of Norwest and Woodhaven shareholders will receive shares of Norwest Common Stock for their shares of Woodhaven Common Stock.

     This Proxy Statement-Prospectus provides detailed information concerning the Consolidation and the special meeting. The Reorganization Agreement is attached to this Proxy Statement-Prospectus as Appendix A and is considered part of this Proxy Statement-Prospectus. Woodhaven and Norwest encourage you to read this entire Proxy Statement-Prospectus (including the appendixes) carefully.

                          ----------------------------

     In deciding whether to vote for the Consolidation and receive shares of Norwest Common Stock in exchange for your shares of Woodhaven Common Stock, you should be aware that:

     . Neither the SEC nor any state securities regulators have approved the Norwest Common Stock offered by this Proxy Statement-Prospectus or determined whether this Proxy Statement-Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     . The shares of Norwest Common Stock offered by this Proxy Statement-Prospectus are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Norwest and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     . Norwest, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation may affect, among other things, Norwest's earnings and/or restrict its ability to pay dividends on Norwest Common Stock. See "Certain Regulatory and Other Considerations Pertaining to Norwest.

                          ----------------------------


           This Proxy Statement-Prospectus is dated October 20, 1997.
It is first being mailed to Woodhaven shareholders on or about October 22, 1997.

                                    SUMMARY


    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Consolidation fully, and for a more complete description of the legal terms of the Consolidation, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."



Parties to the Consolidation

  Norwest Corporation......  Norwest is a diversified financial services
  Sixth and Marquette        company organized under the laws of Delaware and
  Minneapolis, Minnesota     registered under the Bank Holding Company Act.
   55479                     Through its subsidiaries and affiliates, Norwest
  (612) 667-1234             provides retail, commercial and corporate banking
                             services, as well as a variety of other financial
                             services, including mortgage banking, consumer
                             finance, equipment leasing, agricultural finance,
                             commercial finance, securities brokerage and
                             investment banking, insurance agency services,
                             computer and data processing services, trust
                             services, mortgage-backed securities servicing,
                             and venture capital investment.

                             At June 30, 1997, Norwest had consolidated total assets of $83.9 billion, total deposits of $52.0 billion and total stockholders' equity of $6.5 billion. Based on total assets at June 30, 1997, Norwest was the 11th largest commercial banking organization in the United States.


  Woodhaven National Bank..  Woodhaven is a national bank which has its
  6750 Bridge Street         domicile or principal office at 6750 Bridge Street
  P. O. Box 24248            in Fort Worth, Texas.  It has an additional branch
  Fort Worth, Texas 76124    at 5100 Randol Mill Road in Fort Worth, Texas and
                             an operations center and mini bank at 5220 Boca
                             Raton in Fort Worth, Texas.  Woodhaven provides a
                             full range of commercial and consumer banking
                             services to individuals and small and middle
                             market businesses in the areas of Fort Worth and
                             Tarrant County where its facilities are located.

                             As of June 30, 1997, Woodhaven had total deposits
                             of $62.5 million, total assets of $69.4 million
                             and total shareholders equity of $5.8 million.
Reasons for the
 Consolidation.............  Over many months prior to April 22, 1997, the
                             Woodhaven Board monitored developments in bank
                             acquisitions in Texas along with developments in
                             the banking industry generally.  Recognizing both
                             the industry trends toward competition and
                             consolidation in the banking industry and the
                             potential need for significant investments in
                             technology to provide the products and services
                             necessary to obtain and retain customers, the
                             Woodhaven Board began to consider alternatives
                             that would permit all Woodhaven shareholders to
                             realize maximum value for their investment.  One
                             requirement of all of the alternatives was that
                             every shareholder of Woodhaven should receive the
                             same amount for his or her stock as would be
                             available to be received by any other shareholder.
                             The Woodhaven Board subsequently determined that
                             Woodhaven shareholders would be best served by the
                             acquisition of


                             Woodhaven by a company whose stock is listed on one of the major stock exchanges (to create liquidity for the shareholders), a company recognized as a high performing, well regarded, and highly rated financial institution nationwide. In addition, the Woodhaven Board determined that the transaction price must be adequate in terms of total consideration and that the transaction would best be structured as a non-taxable stock for stock exchange so that each individual shareholder of Woodhaven would have the opportunity to decide in the future whether he or she desired to continue with ownership of a bank investment or would prefer to convert that ownership into cash by a sale.

Recommendation of the
Woodhaven Board............  The Woodhaven Board believes that the
                             Consolidation will meet the criteria recited above
                             and, for that reason, recommends that Woodhaven
                             shareholders approve the consolidation.
Approval of the
 Consolidation.............  The affirmative vote of at least two-thirds of the shares of Woodhaven Common Stock outstanding is
                             required to approve the Consolidation.
                             Woodhaven's directors and officers, together with
                             their affiliates, own approximately 16.9% of the
                             shares of Woodhaven Common Stock outstanding as of
                             the record date for the special meeting.  These
                             individuals have informed Woodhaven that they
                             intend to vote for the Consolidation.

                             Michael A. Myers, the beneficial owner of 111,850 shares of Woodhaven Common Stock, or approximately
                             62.1% of the outstanding shares of Woodhaven
                             Common Stock, has informed Woodhaven that he intends to vote against the Consolidation based on the current market price of Norwest Common Stock
                             ($31.9375 per share as of October 17, 1997). If Mr.
                             Myers votes against the Consolidation, the Consolidation will not be approved even if all other Woodhaven shareholders vote for the Consolidation.


                             The Consolidation does not require the approval of Norwest's stockholders.


The Consolidation..........  In the Consolidation, a newly-formed, wholly-owned subsidiary bank of Norwest, will consolidate with
                             Woodhaven.  Woodhaven will be the surviving bank
                             in the Consolidation.  If the Consolidation is
                             completed, Woodhaven will become a wholly-owned
                             subsidiary of Norwest and Woodhaven shareholders
                             will receive shares of Norwest Common Stock for
                             their shares of Woodhaven Common Stock. The
                             Woodhaven Options will be converted into options
                             to purchase Norwest Common Stock.

                             The Consolidation will be governed by the
                             Reorganization Agreement.  You are encouraged to
                             read this document carefully.
 What Woodhaven
 Shareholders
 Will Receive
(see page 28)...............  In the Consolidation, Norwest will exchange
                             $10,000,000 in Norwest Common Stock for all of the
                             outstanding shares of



                             Woodhaven Common Stock, assuming for this purpose that shares issuable upon exercise of vested
                             Woodhaven stock options constitute outstanding shares of Woodhaven Common Stock. Based on 180,000 shares of Woodhaven Common Stock outstanding and 12,200 shares issuable upon exercise of Woodhaven stock options, this works out to approximately
                             $52.03 ($10,000,000 divided by 192,200) in Norwest
                             Common Stock for each share of Woodhaven Common
                             Stock.

                             The Norwest Common Stock to be exchanged in the Consolidation will be valued at the Norwest
                             Measurement Price. The Norwest Measurement Price is the average of the closing prices of a share of Norwest Common Stock as reported on the composite tape of the New York Stock Exchange for the 20-trading day measurement period ending on the last trading day before the special meeting. For each share of Woodhaven Common Stock you own, you will receive that number of shares (or fractional share) of Norwest Common Stock equal to $52.03 divided by this average. For example, if the Norwest Measurement Price is $30, then you would receive approximately 1.73 shares of Norwest
                             Common Stock for each share of Woodhaven Common
                             Stock.  If the Norwest Measurement Price is
                             $32.50, then you would receive approximately 1.60 shares.

What Woodhaven Option
Holders Will Receive
(see page 28)...........     If you own a Woodhaven Option, your option will be
                             converted into an option to purchase shares of
                             Norwest Common Stock.  Your converted option will
                             give you the right to purchase that number of
                             shares of Norwest Common Stock equal to the Option
                             Exchange Ratio multiplied by the total number of
                             shares of Woodhaven Common Stock subject to your
                             Woodhaven Option, rounded down to the nearest
                             share.  The Option Exchange Ratio is equal to the
                             Adjusted Norwest Shares divided by the number of
                             shares of Woodhaven Common Stock outstanding
                             immediately before the Consolidation.  The
                             Adjusted Norwest Shares is equal to $10,000,000
                             divided by the Norwest Measurement Price.  For
                             example, if you own options to purchase 10,000
                             shares of Woodhaven Common Stock and the Norwest
                             Measurement Price is $30, and based on there being
                             180,000 shares of Woodhaven Common Stock
                             outstanding immediately before the Consolidation,
                             then the Option Exchange Ratio would be 1.8519
                             and you would receive options to purchase a total
                             of 18,519 shares of Norwest Common Stock. If in
                             this example the Norwest Measurement Price is
                             $32.50, then the Option Exchange Ratio would be
                             1.7094 and you would receive options to purchase
                             a total of 17,094 shares of Norwest Common Stock.

                             The exercise price per share of Norwest Common
                             Stock will be the exercise price of the Woodhaven
                             Options divided by the Option Exchange Ratio, rounded down to the nearest cent. All Woodhaven
                             Options have an exercise price of $19 per share.
                             As a result, if the Norwest Measurement Price is $30, and based on there being 180,000 shares of Woodhaven Common Stock outstanding immediately before the Consolidation, then the Option



                             Exchange Ratio would be 1.8519 and the exercise price per share of your Norwest option would be $10.25. If in this example the Norwest
                             Measurement Price is $32.50, then the Option
                             Exchange Ratio would be 1.7094 and the exercise price per share would be $11.11.

                             The exercise of Woodhaven Options, whether by you or another holder, will increase the number of shares of Woodhaven Common Stock outstanding. As a result, it will affect the number of shares of Norwest Common Stock subject to your converted option, as well as the exercise price per share of Norwest Common Stock of your converted options.

 Management of Woodhaven
  After the Consolidation.   When the Consolidation is complete, Norwest will
                             own all of the outstanding shares of Woodhaven
                             Common Stock.  As a result, Norwest will be able
                             to elect or appoint all of the directors and
                             officers of Woodhaven.

 Additional Interests of
  Woodhaven's Management
  (see page 21)...........   In deciding whether to approve the Consolidation,
                             you should be aware that members of Woodhaven's
                             management have other interests that are in
                             addition to or different from those of Woodhaven
                             shareholders generally.  These interests include
                             the acceleration of the vesting of certain
                             Woodhaven Options, the conversion of the Woodhaven
                             Options to options to purchase shares of Norwest
                             Common Stock, and certain indemnification rights
                             and limitations of liability in favor of the
                             directors, officers and employees of Woodhaven.

                             After the Consolidation is completed, Woodhaven
                             President Ron J. Casey will receive a retention
                             bonus of $30,000 and Senior Vice President and
                             Cashier Debbie Koennecke will receive a $70,000
                             payment under a change of control incentive
                             agreement she had with Woodhaven.  You should also
                             be aware that majority shareholder Michael A.
                             Myers and director Frank Talley also are
                             shareholders in Myers Bancshares, Inc. which owns
                             Continental State Bank located in Boyd, Texas.
                             Myers Bancshares, Inc. entered into a separate but
                             simultaneous Reorganization Agreement with Norwest
                             which would result (if approved by Myers
                             Bancshares, Inc. shareholders) in the merger of
                             Myers Bancshares, Inc. with Norwest with Myers
                             Bancshares, Inc. shareholders receiving Norwest
                             Common Stock.
 Conditions to the
  Consolidation
 (see page 30)............   A number of conditions must be satisfied before
                             the Consolidation can be completed.  Each party's
                             representations and warranties must be true, and
                             each party must perform its obligations under the
                             Reorganization Agreement. Also, there cannot be
                             any change since the date of the Reorganization
                             Agreement that has had, or might reasonably be
                             expected to have, an adverse effect on Woodhaven
                             or Norwest.  Some of the conditions to the
                             Consolidation are subject to exceptions and/or to
                             a "materiality" standard.  Certain conditions may
                             also be waived by the party entitled to assert the



                             condition.

                             Qualification of the Consolidation for pooling of interests accounting treatment is a condition to Norwest's obligation to complete the
                             Consolidation. Norwest has been advised by its independent auditors that the Consolidation will not qualify for pooling treatment if Norwest's acquisition of Myers Bancshares, Inc. is not approved by Myers shareholders or for any other reason is not completed.

  Regulatory Approvals
   (see page 24)...........  Another condition to completion of the
                             Consolidation is approval of the Consolidation by
                             the Federal Reserve Board and the OCC.  Norwest
                             received the approval of each of these agencies on
                             July 9, 1997.

  Termination of the
   Reorganization Agreement
   (see page 31)...........  Norwest and Woodhaven can agree to terminate the
                             Reorganization Agreement without completing the
                             Consolidation.  Also, either party can terminate
                             the Reorganization Agreement before completion of
                             the Consolidation under various circumstances,
                             including:

                             . if a court or other governmental authority prohibits the Consolidation;

                             . if the Consolidation is not completed by November 15, 1997, unless the failure of the Consolidation to occur on or before that date is the fault of the party seeking to terminate;

                             . if the Woodhaven Board, after obtaining the advice of its lawyers, determines that a competing offer to acquire Woodhaven is more favorable than Norwest's offer;

                             Norwest can terminate the Reorganization Agreement under various circumstances, including:

                             . if the Woodhaven Board withdraws its approval of the Consolidation;

                             . if, after Woodhaven transfers, agrees to transfer or receives an offer to transfer 25% or more of its assets or voting stock, Woodhaven shareholders do not approve the Consolidation; or

                             . if the special meeting is not held before September 30, 1997 and the Woodhaven Board has failed to perform its obligations regarding the special meeting.

Termination Fee (see
 page 32)..................  Woodhaven is required to pay Norwest a fee of
                             $300,000 if it terminates the Reorganization
                             Agreement because it has received a more favorable
                             offer.  Woodhaven is also required to pay the
                             termination fee if Norwest terminates the
                             Reorganization Agreement under certain
                             circumstances and, before the termination


                             or within 12 months afterwards, (a) Woodhaven
                             transfers or agrees to transfer 25% or more of its
                             assets or voting stock or (b) the Woodhaven Board
                             approves, or recommends that shareholders approve,
                             a transfer of 25% or more of Woodhaven's assets or
                             voting stock.
  Accounting Treatment
   (see page 27)...........  Norwest will account for the Consolidation as a pooling of interests, assuming all requirements for
                             a pooling transaction are satisfied. Norwest has
                             been advised by its independent auditors that,
                             under generally accepted accounting principles, the
                             Consolidation will not qualify as a pooling unless
                             Norwest's acquisition of Myers Bancshares is
                             completed. If the Consolidation does not qualify
                             for pooling of interests treatment, Norwest can
                             either (a) not complete the Consolidation or (b)
                             complete the Consolidation and treat it as a
                             purchase rather than a pooling of interests.
                             Norwest has not decided whether it will complete
                             the Consolidation if the Consolidation does not
                             qualify for pooling treatment.

                             Under the pooling of interests accounting method, the assets and liabilities of Woodhaven will be carried forward to Norwest at their historical recorded values. Norwest will not restate its balance sheet amounts and results of operations for prior periods to reflect the combination of Woodhaven with Norwest.

                             Under the purchase method, Norwest will record, at fair value, the acquired assets of Woodhaven, less the fair value of the liabilities of Woodhaven assumed by Norwest. Norwest will record as goodwill any difference between the total purchase price and the sum of the fair values of Woodhaven's net tangible and identifiable intangible assets.

                             Under either accounting method, Norwest will include in its results of operations the results of Woodhaven's operations after the Consolidation.

  Appraisal Rights
  (see  page 34
  and Appendix B)..........  Woodhaven shareholders who dissent from the
                             Consolidation are entitled to receive a cash
                             payment equal to the fair value of their shares of
                             Woodhaven Common Stock.  To receive this cash
                             payment, dissenting shareholders must follow the
                             procedures outlined in Appendix B.  Failure to
                             comply strictly with these procedures will result
                             in the forfeiture of appraisal rights.

  U.S. Federal Income Tax
  Consequences
  (see page 25)............  The Consolidation has been structured so that
                             Woodhaven shareholders will not recognize any gain
                             or loss for U.S. federal income tax purposes as a
                             result of the Consolidation (except for cash
                             received in lieu of fractional shares).  The
                             Consolidation is conditioned on the receipt by
                             Woodhaven of a legal opinion to this effect.

  Market Information (see
   page 17)...............   Norwest Common Stock is listed on the New York
                             Stock Exchange and the Chicago Stock Exchange
                             under the symbol NOB.  On April 21, 1997, the last
                             full trading day before public announcement of the
                             Consolidation, Norwest Common Stock closed at
                             $23.0625 per share, as adjusted to reflect the two-
                             for-one split of Norwest Common Stock distributed
                             on October 10, 1997. On October 17, 1997, Norwest
                             Common Stock closed at $31.9375 per share.

                             There is no public market for Woodhaven Common
                             Stock.


                       Comparative Per Common Share Data


     The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Woodhaven Common Stock on a historical and pro forma equivalent basis. The pro forma data in the table shows the effect of the Consolidation using the pooling of interests method of accounting. See "The Consolidation-- Accounting Treatment." The historical information should be read in conjunction with (a) the selected consolidated financial data for Norwest (and related notes) and the selected financial data for Woodhaven (and related notes) appearing elsewhere in this Proxy Statement-Prospectus, (b) the complete financial statements of Woodhaven appearing elsewhere in this Proxy Statement-Prospectus and (c) the complete consolidated financial statements of Norwest included in the documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."


     The pro forma information assumes that 333,333 shares of Norwest Common Stock will be issued in the Consolidation. This is the number of shares that would be issued if the Norwest Measurement Price is $30. Based on 180,000 shares of Woodhaven Common Stock outstanding and 12,200 shares issuable upon exercise of vested Woodhaven stock options, this would result in approximately 1.73 shares of Norwest Common Stock being issued for each share of Woodhaven Common Stock. The ratio of 1.73 shares of Norwest Common Stock for each share of Woodhaven Common Stock is referred to in the footnotes to the table as the "assumed share exchange ratio." The actual Norwest Measurement Price (and thus the actual share exchange ratio) will not be determined until the end of a 20-trading day measurement period ending on the last trading day before the special meeting.



    The assumed exchange ratio of 1.73 reflects the two-for-one Norwest Common Stock split distributed in October 10, 1997. The Norwest historical information presented in the table below has been restated to reflect the stock split. See "EXPLANATORY NOTE REGARDING NORWEST COMMON STOCK SPLIT."


     The information in the following table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Consolidation become effective prior to the periods indicated.



                                   Norwest Common Stock   Woodhaven Common Stock
                                   ---------------------  ----------------------
                                               Pro Forma              Pro Forma
                                   Historical  Combined   Historical  Equivalent
                                   ----------  ---------  ----------  ----------
   BOOK VALUE (1):
     June 30, 1997                     $ 8.44      8.45        32.36       14.62
     December 31, 1996                   7.97      7.97        28.48       13.79

   DIVIDENDS DECLARED (2):
     Six Months Ended June
      30, 1997                         0.3000    0.3000           -       0.5190
     Year Ended December 31, 1996      0.5250    0.5250           -       0.9083
     Year Ended December 31, 1995      0.4500    0.4500           -       0.7785
     Year Ended December 31, 1994      0.3825    0.3825           -       0.6617

   NET INCOME (3):
     Six Months Ended June
      30, 1997                           0.85      0.85        3.69         1.47
     Year Ended December 31, 1996        1.54      1.54        6.04         2.66
     Year Ended December 31, 1995        1.37      1.37        3.89         2.37
     Year Ended December 31, 1994        1.21      1.21        2.51         2.09


------------------------------------------------------------------------------

   (1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined common stockholders' equity for Norwest and Woodhaven divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Woodhaven Common Stock represents the pro forma combined book value per share of Norwest Common Stock multiplied by the assumed share exchange ratio of 1.73.

   (2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of Woodhaven Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the assumed share exchange ratio of 1.73.

   (3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and Woodhaven divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Woodhaven Common Stock represents the pro forma combined net income per share multiplied by the assumed exchange ratio of 1.73.

                   Selected Historical Financial Information


       The following selected financial information is to aid you in your analysis of the financial aspects of the Consolidation. The information for Norwest is derived from its historical financial statements (and related notes) contained in its annual and quarterly reports and other information filed with the SEC and should be read with that information. These reports and other information are incorporated by reference into this Proxy Statement-Prospectus. See "What Incorporation by Reference Means" and
    "Where You Can Find More Information."   The information for Woodhaven is
    derived from its historical financial statements (and related notes) contained elsewhere in this Proxy Statement-Prospectus. The historical financial statements for Norwest and for Woodhaven for each of the full years shown in the table have been audited; those for interim periods have not been audited. The unaudited financial information reflects, in the respective opinion of Norwest's and Woodhaven's management, all adjustments (consisting only of normal recurring accruals) that are considered necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year, and historical results are not necessarily indicative of future results.


       The Norwest information has been restated to reflect the two-for-one Norwest Common Stock split distributed on October 10, 1997. See "EXPLANATORY NOTE REGARDING NORWEST COMMON STOCK SPLIT."

                   Selected Historical Financial Information
                     Norwest Corporation and Subsidiaries


                                         Six Months Ended
                                             June 30                         Years Ended December 31
                                      ----------------------   ------------------------------------------------------------------
                                          1997       1996      1996      1995           1994         1993(1)            1992(2)
                                          ----       ----      ----      ----           ----         -------            -------
                                                                 (In millions except per share amounts)
INCOME STATEMENT DATA
   Interest income..................   $ 3,268.9   3,099.0   6,318.3   5,717.3          4,393.7       3,946.3            3,806.4
   Interest expense.................     1,310.8   1,291.7   2,617.0   2,448.0          1,590.1       1,442.9            1,610.6
                                       ---------  --------  --------  --------         --------      --------           --------
     Net interest income............     1,958.1   1,807.3   3,701.3   3,269.3          2,803.6       2,503.4            2,195.8
   Provision for credit losses......       231.8     175.2     394.7     312.4            164.9         158.2              270.8
   Non-interest income..............     1,441.0   1,194.7   2,564.6   1,848.2          1,638.3       1,585.0            1,273.7
   Non-interest expenses............     2,161.2   1,954.3   4,089.7   3,382.3          3,096.4       3,050.4            2,553.1
                                       ---------  --------  --------  --------         --------      --------           --------
     Income before income taxes.....     1,006.1     872.5   1,781.5   1,422.8          1,180.6         879.8              645.6
   Income tax expense...............       352.8     315.7     627.6     466.8            380.2         266.7              175.6
                                       ---------  --------  --------  --------         --------      --------           --------
     Income before cumulative effect
     of a change in accounting
     method.........................       653.3     556.8   1,153.9     956.0            800.4         613.1              470.0
   Cumulative effect on years prior
   to 1992 of change in accounting
   method...........................          --        --        --        --               --            --              (76.0)
                                       ---------  --------  --------  --------         --------      --------           --------
   Net income.......................   $   653.3     556.8   1,153.9     956.0            800.4         613.1              394.0
                                       =========  ========  ========  ========         ========      ========           ========
PER COMMON SHARE DATA
   Net income per share:
     Primary:
       Before cumulative effect of a
       change in accounting method..   $    0.85      0.75      1.54      1.38             1.23          0.95               0.72
       Cumulative effect on years
       prior to 1992 of change in
       accounting method............          --        --        --        --               --            --              (0.12)
                                       ---------  --------  --------  --------         --------      --------           --------
       Net income...................   $    0.85      0.75      1.54      1.38             1.23          0.95               0.60
                                       =========  ========  ========  ========         ========      ========           ========
     Fully diluted:
       Before cumulative effect of a
       change in accounting method..   $    0.85      0.75      1.54      1.37             1.21          0.93               0.71
       Cumulative effect on years
       prior to 1992 of change in
       accounting method............          --        --        --        --               --            --              (0.11)
                                       ---------  --------  --------  --------         --------      --------           --------
       Net income...................   $    0.85      0.75      1.54      1.37             1.21          0.93               0.60
                                       =========  ========  ========  ========         ========      ========           ========
   Dividends declared per
     common share...................   $  0.3000    0.2550    0.5250    0.4500           0.3825         0.320              0.270

BALANCE SHEET DATA
   At period end:
     Total assets...................   $83,856.3  77,849.3  80,175.4  72,134.4         59,315.9      54,665.0           50,037.0
     Long-term debt.................    12,043.7  13,787.6  13,082.2  13,676.8          9,186.3       6,850.9            4,553.2
     Total shareholders' equity.....     6,507.1   5,634.9   6,064.2   5,312.1          3,846.4       3,760.9            3,371.8

-------------------------------------------
   (1) On January 14, 1994, Norwest acquired First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

   (2) On February 9, 1993, Norwest acquired Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                   Selected Historical Financial Information
                            Woodhaven National Bank

         (In thousands except per share and shares outstanding amounts)



                                              Six Months
                                            Ended June 30                   Years Ended December 31
                                          ------------------  ---------------------------------------------------
                                            1997      1996      1996      1995      1994       1993       1992
                                          --------  --------  --------  --------  ---------  ---------  ---------
INCOME STATEMENT DATA
  Interest income                         $  3,073  $  2,417  $  5,224  $  3,863   $  2,596  $  2,379   $  2,645
  Interest expense                           1,085       849     1,821     1,360        684       717        997
                                          --------  --------  --------  --------   --------  --------   --------
     Net interest income                     1,988     1,568     3,403     2,503      1,912     1,662      1,648
  Provision for loan losses (credit)            45       160       238       122         84        (8)       (19)
  Non-interest income                          259       235       484       391        419       407        709
  Non-interest expenses                      1,122       907     1,953     1,701      1,557     1,677      1,596
                                          --------  --------  --------  --------   --------  --------   --------
     Income before income taxes              1,080       736     1,696     1,071        690       400        780
  Income tax expense                           370       254       584       370        237       135        256
                                          --------  --------  --------  --------   --------  --------   --------
  Income before cumulative effect of
     a change in accounting principle          710       482     1,112       701        453       265        524
  Cumulative effect on years prior
     to 1993 of change in accounting
     principle                                   -         -         -         -          -       107          -
                                          --------  --------  --------  --------   --------  --------   --------
  Income before extraordinary credit           710       482     1,112       701        453       372        524
  Extraordinary credit                           -         -         -         -          -         -        266
                                          --------  --------  --------  --------   --------  --------   --------

  Net Income                              $    710  $    482  $  1,112  $    701   $    453  $    372   $    790
                                          ========  ========  ========  ========   ========  ========   ========
PER COMMON SHARE DATA
  Net income per share:
     Before cumulative effect of a
     change in accounting principle
     and extraordinary credit             $   3.94  $   2.68  $   6.18  $   3.89   $   2.51  $   1.47   $   2.91
     Cumulative effect on years prior
     to 1993 of change in accounting
     principle                                   -         -         -         -          -       .60          -
     Extraordinary credit                        -         -         -         -          -         -       1.48
                                          --------  --------  --------  --------   --------  --------   --------
     Net Income                           $   3.94  $   2.68  $   6.18  $   3.89   $   2.51  $   2.07   $   4.39
                                          ========  ========  ========  ========   ========  ========   ========

  Dividends declared per common
     share                                       -         -         -         -          -         -          -

BALANCE SHEET DATA
  At period end:
     Total assets                         $ 69,449    57,856    67,937    56,011     38,161    36,166     34,970
     Long-term debt                              -         -         -         -          -         -          -
     Total shareholders' equity              5,824     4,412     5,127     4,036      3,270     2,854      2,482

Share Prices and Dividends for Norwest Common Stock


     The following table sets forth the high and low sales prices per share of the Norwest Common Stock, and the cash dividends paid on Norwest Common Stock, for the quarterly periods indicated and as adjusted to reflect the two-for-one Norwest Common Stock split distributed on October 10, 1997. See "Explanatory Note Regarding Norwest Common Stock Split." The prices for Norwest Common Stock are as reported on the New York Stock Exchange. There is no public market for Woodhaven Common Stock.




                                              Norwest Common Stock
                                              --------------------
                                       High           Low         Dividends
                                       ----           ---         ---------
    1995
      First Quarter                  $ 13.1250       11.3125        0.105
      Second Quarter                   14.6875       12.5625        0.105
      Third Quarter                    16.3750       13.4375        0.120
      Fourth Quarter                   17.3750       14.6250        0.120

    1996
      First Quarter                    18.5625       15.2500        0.120
      Second Quarter                   18.7500       16.5000        0.135
      Third Quarter                    20.5000       16.0000        0.135
      Fourth Quarter                   23.4375       20.3750        0.135

    1997
      First Quarter                    26.6250       21.3750        0.150
      Second Quarter                   29.6250       22.1875        0.150
      Third Quarter                    31.8750       28.1250        0.150
      Fourth Quarter                   34.0625       30.6750
       (through October 17, 1997)

                        SPECIAL MEETING OF SHAREHOLDERS

     Woodhaven is sending you this Proxy Statement-Prospectus to provide you with information concerning the Consolidation and to solicit your proxy for use at the special meeting of shareholders. The special meeting will be held at the time and place described in the Notice of Special Meeting of Shareholders on page 1 of this document. At the special meeting, shareholders of Woodhaven will be asked to approve the Consolidation.

Record Date


     Woodhaven has established October 22, 1997 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.


Voting Rights; Votes Required for Approval

     On the record date, there were 180,000 shares of Woodhaven Common Stock outstanding and entitled to vote at the special meeting. The holders of Woodhaven Common Stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum.

     Approval of the Consolidation requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of Woodhaven Common Stock on the record date. Directors and executive officers of Woodhaven and their affiliates beneficially owned on the record date a total of 30,350 shares, or approximately 16.9% of the outstanding shares of Woodhaven Common Stock. Woodhaven has been informed that these shareholders intend to vote in favor the Consolidation.

     Michael A. Myers, the beneficial owner of 111,850 shares of Woodhaven Common Stock, or approximately 62.1% of the outstanding shares of Woodhaven Common Stock, has informed Woodhaven that he intends to vote against the Consolidation based on the current market price of Norwest Measurement Price (approximately $___ per share as of the date of this Proxy Statement Prospectus). If Mr. Myers votes against the Consolidation, the Consolidation will not be approved even if all other Woodhaven shareholders vote for the Consolidation.

Voting and Revocation of Proxies

     All shares of Woodhaven Common Stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted FOR approval of the Consolidation.

     You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of Woodhaven before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

     A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal. The proposal to approve the Consolidation must be approved by the holders of at least two-thirds of the outstanding shares of Woodhaven Common Stock. Because the proposal requires the affirmative vote of a specified percentage of outstanding shares, not voting on a proposal will have the same effect as voting against the proposal.

Solicitation of Proxies


     In addition to solicitation by mail, directors, officers and employees of Woodhaven may solicit proxies from Woodhaven shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Woodhaven will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Other Matters

     If an insufficient number of votes for the Consolidation is received before the scheduled meeting date, Norwest and Woodhaven may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the Consolidation or contain no instructions will be voted for adjournment.

     The Woodhaven Board is not aware of any business to be brought before the special meeting other than the proposal to approve the Consolidation. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Woodhaven.

                               THE CONSOLIDATION


Purpose and Effect of the Consolidation

     Norwest is using the Consolidation to acquire Woodhaven. As a result of the Consolidation, Woodhaven will become a wholly-owned subsidiary of Norwest and shareholders of Woodhaven will receive shares of Norwest Common Stock for their shares of Woodhaven Common Stock. Norwest will own all of the outstanding shares of Woodhaven Common Stock. Shareholders of Woodhaven will become stockholders of Norwest, and their rights will be governed by the Norwest Certificate and Norwest Bylaws rather than the Woodhaven Articles and Woodhaven Bylaws. See "COMPARISON OF RIGHTS OF WOODHAVEN COMMON STOCK AND NORWEST COMMON STOCK."

Background of and Reasons for the Consolidation

     Since the early 1990's, the Woodhaven Board has monitored developments in bank acquisitions in Texas along with developments in the banking industry generally. During that time, the Woodhaven Board became aware of the fact that industry trends toward competition and consolidation might combine to erode the customer base of Woodhaven. Moreover, the potential need for significant investments in technology to provide the products and services necessary to obtain and retain customers would impact both the cost of doing business and the bank's profits.

     The Woodhaven Board began to consider alternatives that would permit all Woodhaven shareholders to realize maximum value for their investment. One requirement of all of the alternatives was that every shareholder of Woodhaven should receive the same amount for his or her stock as would be available to be received by any other shareholder.

     Norwest was identified as the banking company with the greatest interest in Woodhaven. Negotiations were pursued with Norwest which concluded on April 22, 1997 with execution of the Reorganization Agreement.

     In reaching its decision to approve the terms of the Reorganization Agreement, the Woodhaven Board considered a number of factors, including, without limitation, the following:

     1. The familiarity of the Woodhaven Board and management with Woodhaven's business, operations, financial condition, earnings and prospects, and its information of similar matters concerning Norwest.

     2. The current and prospective economic environment and competitive constraints facing Woodhaven, including specifically the superior products and services which larger competitors might offer to customers and the need for substantial investments by Woodhaven in technology to compete with such competitors.

     3. The Woodhaven Board's and management's awareness that Norwest is recognized as a high performing, well regarded, and highly rated financial institution nationwide.

     4. The monetary value of Norwest Common Stock offered to all Woodhaven shareholders by Norwest (a) in absolute terms and (b) as compared to recent merger and acquisition transactions involving other banks and financial institutions in Texas and in this general area of Texas.

     5. The price obtainable for Woodhaven Common Stock at this time compared with the risk involved and possible price available at a later time.

     6. The benefits of a consolidation with Norwest, including access to Norwest's financial and management resources and customer products, which could increase the services to the present customers of Woodhaven.

     7. The expectation that Norwest would retain the present employees of Woodhaven to the fullest extent possible.

     8. The fact that the transaction would be structured as a non-taxable stock for stock transaction so that each individual shareholder of Woodhaven would have the opportunity to decide in the future whether he or she desired to continue with ownership of a bank investment or would prefer to convert that ownership into cash by a sale.

     9. The fact that the Reorganization Agreement allows the Woodhaven Board to accept an offer by another purchaser which is superior to the terms of the Reorganization Agreement.

     10. The results of operation and financial condition of Norwest and the increased liquidity represented by Norwest Common Stock.

     11. Norwest's successful experience in the acquisition of other banking locations.

     In its deliberations, the Woodhaven Board did not assign any specific weights to these or any other factors.

     Based on the foregoing and other factors, the Woodhaven Board concluded that the reorganization is in the best interest of Woodhaven and its shareholders. Accordingly, the Woodhaven Board recommends that shareholders vote in favor of the approval of the Reorganization Agreement.

Additional Interests of Woodhaven Management in the Consolidation


     In deciding whether to approve the Consolidation, you should be aware that certain members of Woodhaven's management have interests in the Consolidation that may be different from or in addition to the interests of Woodhaven shareholders generally. These interests are discussed below.

     Conversion of Woodhaven Options. Ron J. Casey, president and chief executive officer of Woodhaven, and Stanley C. Davis, senior vice president of Woodhaven, have Woodhaven Options to purchase 13,000 and 7,000 shares, respectively, of Woodhaven Common Stock. Mr. Casey's Woodhaven Option vests and becomes exercisable at the rate of 2,600 shares each year, beginning January 1, 1996. As of the date of this document, Mr. Casey can purchase 5,200 shares of Woodhaven Common Stock. Mr. Davis's Woodhaven Option vests and becomes exercisable at the rate of 1,400 shares each year, beginning January 1, 1996; however, under the terms of his agreement with Woodhaven, the unvested portion of Mr. Davis's Woodhaven Option was immediately vested when Woodhaven entered into the Reorganization Agreement. As a result, as of the date of this document, Mr. Davis has the right to purchase 7,000 shares of Woodhaven Common Stock-- 4,200 shares more than he otherwise would have the right to purchase if Woodhaven had not agreed to be acquired by Norwest.

     As part of the Consolidation, Mr. Casey's and Mr. Davis's Woodhaven Options will be converted into the right to receive shares of Norwest Common Stock. The number of shares of Norwest Common Stock issuable upon exercise of the converted Woodhaven Options, as well as the exercise price per share of Norwest Common Stock, will be based on a formula. The formula is described in "THE REORGANIZATION AGREEMENT--Basic Structure of the Consolidation--Conversion of Woodhaven Options." The exercise of the converted Woodhaven Options will remain subject to the vesting and other terms and conditions of the agreements under which they were issued.

     Indemnification of Woodhaven Directors, Officers and Employees. Under the Reorganization Agreement, Norwest is required to indemnify and hold harmless the directors, officers and employees of Woodhaven against claims, damages and losses arising out of the Consolidation to the fullest extent permitted or required under the Woodhaven Articles and Woodhaven Bylaws. Norwest is also required to ensure that all rights to indemnification and limitations of liability existing under the Woodhaven Articles and Woodhaven Bylaws with respect to claims arising from facts or events that occurred before the Consolidation will continue in full force and effect after the Consolidation.

     Payment to Officers. President Ron J. Casey will receive a retention bonus of $30,000 when the transaction is consummated. Under a change of control incentive agreement she has with Woodhaven, Senior Vice President and Cashier Debbie Koennecke will receive $70,000 when the transaction is completed.

     Sale of Myers Bancshares, Inc. to Norwest. Norwest has agreed to acquire Myers Bancshares, Inc., a bank holding company located in Fort Worth, Texas, for $20,000,000 in Norwest Common Stock. Myers Bancshares owns 8,820 shares of Woodhaven Common Stock, or 4.9% of the outstanding shares of Woodhaven Common Stock. Michael A. Myers, beneficial owner of 111,850 shares of Woodhaven Common Stock, or approximately 62.1% of the outstanding shares of Woodhaven Common Stock, beneficially owns 73 shares of Myers Bancshares, or 49.7% of the outstanding shares of Myers Common Stock. Frank A. Talley, Jr., a director of Woodhaven, owns 19,000 shares (10.56%) of Woodhaven Common Stock and two shares (1.36%) of Myers Bancshares. Completion of the Consolidation is not conditional on Norwest's acquisition of Myers Bancshares or vice versa. Nonetheless, Norwest has been advised by its independent auditors that the Consolidation will not qualify for pooling of interests accounting treatment if Norwest's acquisition of Myers Bancshares is not completed. Qualification of the Consolidation for pooling treatment is a condition to Norwest's obligation to complete the Consolidation. Norwest has not decided whether it will waive this condition if the condition is not satisfied. See "--Accounting Treatment" and "THE REORGANIZATION AGREEMENT--Conditions to the Completion of the Consolidation."

     Michael A. Myers Employment and Non-Competition Agreement. Commencing upon completion of Norwest's acquisition of Myers Bancshares, Inc. or Woodhaven, whichever is later, Norwest will employ Mr. Myers on a consultative basis as chairman of the board of Continental State Bank, the bank subsidiary of Myers Bancshares. The term of Mr. Myers' employment will be for one year, unless the term is renewed or extended by Norwest and Mr. Myers. Mr. Myers will receive annual compensation of $45,000. Following the termination of his employment with Norwest, Mr. Myers will be subject to restrictions against engaging in the business of banking in certain Texas counties for a period of 12 months. Mr. Myers will receive a total of $45,000 for abiding by these restrictions, payable in two equal installments. The first installment is payable when the restrictions take effect--that is, after termination of his employment with Norwest. The second installment is payable six months later.

Appraisal Rights

     Under federal law, any shareholder of Woodhaven who objects to the Consolidation has the right to receive cash equal to the value of the shareholder's shares as measured on the date the Consolidation becomes effective. This right is subject to the following conditions: (a) the shareholder must vote against approval of the Consolidation at the special meeting or give notice in writing at or before the special meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (b) the shareholder must, within 30 days after the effective date of the Consolidation, make a written request for payment to the surviving bank; and (c) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder who votes against the Consolidation at the special meeting, or who gives notice in writing at or before the Special Meeting to the presiding officer that such shareholder dissents, will be notified in writing of effective date of the Consolidation. Failure to comply strictly with each of the foregoing conditions will result in the loss of appraisal rights.

     The value of the shares of any dissenting shareholder will be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the board of directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the OCC, who will cause a reappraisal to be made which will be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the effective date of the Consolidation, one or more of the appraisers is not selected for any reason, or the appraisers fail to determine the value of such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made which will be final and binding on all parties.

The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by the surviving bank. The value of the shares ascertained will be promptly paid to the dissenting shareholder by the surviving bank.

     The foregoing is a summary of Title 12, Section 215 of the United States Code. It is not a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached to this Proxy Statement-Prospectus as Appendix B. Any shareholder of Woodhaven who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of Section 215. Appraisal rights will be forfeited if the procedural requirements of Section 215 are not strictly complied with.

     Attached to this Proxy Statement-Prospectus as Appendix C is a copy of Banking Circular 259 regarding the valuation methods used by the OCC to estimate the value of a bank's shares when the OCC is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized in Appendix
C. You should consider carefully the information in Banking Circular 259 before deciding whether to exercise your appraisal rights.

Exchange of Certificates

     After completion of the Consolidation, Norwest Bank Minnesota, National Association, acting as exchange agent for Norwest, will mail to each holder of record of shares of Woodhaven Common Stock a form of letter of transmittal, together with instructions for the exchange of the holder's stock certificates for a certificate representing Norwest Common Stock.

     WOODHAVEN SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     No dividend or other distribution declared on Norwest Common Stock after completion of the Consolidation will be paid to the holder of any certificates for shares of Woodhaven Common Stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Norwest Common Stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Norwest Common Stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

     A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Norwest Common Stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for Norwest Common Stock in exchange for lost, stolen or destroyed certificates for Woodhaven Common Stock upon receipt of a lost certificate affidavit and a bond indemnifying Norwest for any claim that may be made against Norwest as a result of the lost, stolen or destroyed certificates.

     After completion of the Consolidation, no transfers will be permitted on the books of Woodhaven. If, after completion of the Consolidation, certificates for Woodhaven Common Stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Norwest Common Stock.

     None of Norwest, Woodhaven, the exchange agent or any other person will be liable to any former holder of Woodhaven Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

     The Consolidation is subject to the prior approval of the Federal Reserve Board and the OCC. The approval of the Federal Reserve Board is required because Norwest is a bank holding company registered under the Bank Holding Company Act. The approval of the OCC is required because Woodhaven is a national banking association and the OCC is the primary regulator of national banks.

     Norwest received the approval of the Federal Reserve Board and the OCC on July 9, 1997.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Woodhaven shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Consolidation.

     Norwest and Woodhaven are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Consolidation to become effective other than those described above. Norwest and Woodhaven intend to seek any other approval and to take any other action that may be required to effect the Consolidation. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

     The Consolidation cannot be completed unless all necessary regulatory approvals are granted. In addition, Norwest may elect not to complete the Consolidation if any condition under which any regulatory approval is granted is unreasonably burdensome to Norwest. See "THE REORGANIZATION AGREEMENT-- Conditions to the Completion of the Consolidation" and "--Termination of the Reorganization Agreement."

Effect on Employee Benefit Plans

     The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Woodhaven will be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of Woodhaven will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Consolidation.

Certain U.S. Federal Income Tax Consequences of the Consolidation to Woodhaven Shareholders

     The following is a summary of the anticipated U.S. federal income tax consequences of the Consolidation to Woodhaven shareholders. The summary is based on the parties' understanding of the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation. Nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

     The anticipated U.S. federal income tax consequences to Woodhaven shareholders are as follows:

     . A shareholder who receives shares of Norwest Common Stock in exchange for shares of Woodhaven Common Stock will not recognize any gain or loss on the receipt of the shares of Norwest Common Stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

     . A shareholder's tax basis in the shares of Norwest Common Stock received will be the same as the shareholder's tax basis in the shares of Woodhaven Common Stock exchanged in the Consolidation, less any cash received in lieu of fractional shares.

     . The holding period of the shares of Norwest Common Stock received by a shareholder will include the holding period of the shareholder's shares of Woodhaven Common Stock exchanged in the Consolidation, but only if the shares of Woodhaven Common Stock were held as a capital asset at the time the Consolidation is completed.

     Woodhaven is not required to complete the Consolidation unless it receives an opinion of its counsel that these will be the U.S. federal income tax consequences of the Consolidation. The opinion may make certain assumptions and may rely on representations of the parties to the Consolidation as to factual matters. It will represent counsel's judgment as to the tax status of the Consolidation under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the Consolidation. Nor is there is any assurance that the IRS would not prevail in the event the tax consequences of the Consolidation were litigated.

     Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them from the Consolidation.

   Resale of Norwest Common Stock


     The Norwest Common Stock issued in the Consolidation will be freely transferable under the Securities Act, except for shares issued to Woodhaven shareholders who are considered to be "affiliates" of Woodhaven or Norwest under Rule 145 under the Securities Act or of Norwest under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

     Affiliates of Woodhaven may not sell the shares of Norwest Common Stock received in the Consolidation except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Norwest has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

     Woodhaven has agreed to use its best efforts to deliver to Norwest signed representations by each person who may be deemed to be an affiliate of Woodhaven that (a) the person will not sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by the person in the Consolidation except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and (b) the person will not sell or reduce the person's risk relative to any Norwest Common Stock until such time as financial results covering at least 30 days of post-Consolidation combined operations of Norwest and Woodhaven have been published.

     Norwest has agreed to use its best efforts to deliver to Woodhaven signed representations of each director and each executive officer of Norwest that such person will not sell any Norwest Common Stock or Woodhaven Common Stock during the period beginning 30 days before the Consolidation and ending on publication of financial results covering at least 30 days of combined operations of Norwest and Woodhaven have been published.

     This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Woodhaven.

   Stock Exchange Listing


     The shares of Norwest Common Stock to be issued in the Consolidation will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

   Accounting Treatment


     Pooling of Interests vs. Purchase--Determining Which Method to Apply. Under generally accepted accounting principles, a business combination such as the Consolidation is treated either as a pooling of interests or as a purchase.
   A business combination is treated as a pooling transaction if it meets certain specified criteria. A business combination that does not meet all of these criteria is treated as a purchase.

     Norwest will account for the Consolidation as a pooling of interests, assuming all of the criteria for pooling treatment are satisfied. One of the criteria for pooling treatment is that Woodhaven and Norwest, as the combining entities in the Consolidation, each be relatively autonomous and not part of a larger business. For this purpose, a company will be treated as comprising part of a larger business if it is owned or controlled by one or a few individuals and is in the same line of business as other companies under common ownership or control. To qualify for pooling treatment in such a case, all of the companies in the same line of business must be part of the combination.

     Michael A. Myers, the beneficial owner of approximately 62.1% of the outstanding Woodhaven Common Stock, also is beneficial owner of approximately 49.7% of the outstanding voting stock of Myers Bancshares, Inc. and the sole member of the board of directors of Myers Bancshares. Norwest has been advised by its independent auditors that this is sufficient common ownership or control to cause Myers and Woodhaven to be treated as part of the same business. As a result, Norwest's position is that a business combination involving Myers or Woodhaven, but not both, would not qualify for pooling of interests accounting treatment because it would involve only part of this business.

     Contemporaneous with entering into the Reorganization Agreement, Norwest agreed to acquire Myers Bancshares. The acquisition is subject to the approval of Myers shareholders. As discussed above, if the Myers acquisition is not approved by Myers shareholders or for any other reason is not completed, Norwest has been advised by its independent auditors that the Consolidation will not qualify for pooling of interests accounting treatment. Qualification of the Consolidation for pooling of interests accounting treatment is a condition to Norwest's obligation to complete the Consolidation. Norwest has not decided whether it will waive this condition if the condition is not satisfied. See "THE REORGANIZATION AGREEMENT-- Conditions to the Completion of the Consolidation."

     If the Consolidation does not qualify for pooling treatment and Norwest nonetheless completes the Consolidation, Norwest will account for the Consolidation using the purchase method.

     Treatment of the Consolidation under Pooling of Interests and Purchase Methods. Under the pooling of interests method of accounting, the assets and liabilities of Woodhaven will be carried forward to Norwest at their historical recorded values. Because the Consolidation is not material to the consolidated financial statements of Norwest, Norwest will not restate its balance sheet amounts and results of operations for prior periods to reflect the combination of Woodhaven with Norwest.

     Under the purchase method of accounting, Norwest will record, at fair value, the acquired assets of Woodhaven, less the fair value of the liabilities of Woodhaven assumed by Norwest. Norwest will record as goodwill any difference between the total purchase price and the sum of the fair values of Woodhaven's net tangible and identifiable intangible assets.

     Under either accounting method, Norwest will include in its results of operations the results of Woodhaven's operations after the Consolidation.

     The unaudited pro forma data included in this Proxy Statement-Prospectus for the Consolidation have been prepared using the pooling of interests method of accounting. See "SUMMARY--Comparative Per Common Share Data."

                          THE REORGANIZATION AGREEMENT


     The following is a summary of certain provisions of the Reorganization Agreement, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A. The Reorganization Agreement is incorporated by reference into this Proxy Statement-Prospectus. See "WHAT INCORPORATED BY REFERENCE MEANS."

     This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. Woodhaven shareholders are encouraged to read this document carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.


   Basic Plan of Reorganization

     Structure. The acquisition of Woodhaven by Norwest will be accomplished through the consolidation of [merger co.], a newly-formed, wholly-owned subsidiary bank of Norwest, with Woodhaven. Woodhaven will be the surviving bank and will become a wholly-owned subsidiary of Norwest. Woodhaven shareholders will receive shares of Norwest Common Stock for their shares of Woodhaven Common Stock. Norwest stockholders will continue to own shares of Norwest Common Stock. (paragraph 1(a))

     Consideration.

        Norwest Common Stock. As part of the Consolidation, each share of Woodhaven Common Stock will be converted into the right to receive the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the sum of (a) the number of shares of Woodhaven Common Stock outstanding immediately before the Consolidation and (b) the number of shares of Woodhaven Common Stock issuable pursuant to the exercise of vested and exercisable Woodhaven Options. The "Adjusted Norwest Shares" will equal $10,000,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" means the average of the closing prices of a share of Norwest Common Stock as reported on the composite tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately before the special meeting. (paragraph 1(a))

        As of the date of this document, there are 180,000 shares of Woodhaven Common Stock outstanding. There are also vested and exercisable Woodhaven Options to purchase a total of 12,200 shares of Woodhaven Common Stock. The Reorganization Agreement prohibits Woodhaven from issuing additional shares of Woodhaven Common Stock or additional options to purchase Woodhaven Common Stock without Norwest's consent. As a result, you may assume that the sum of
   (a) and (b) above will be 192,200 shares. This means that the number of shares (or fractional share) of Norwest Common Stock you will receive will equal the Adjusted Norwest Shares divided by 192,200.

        The price of Norwest Common Stock on the day the Consolidation is completed may be higher or lower than the Norwest Measurement Price. No adjustment will be made to the number of shares of Norwest Common Stock you will receive to reflect fluctuations in the price of Norwest Common Stock after the special meeting.

        Cash in Lieu of Fractional Shares. If the aggregate number of shares of Norwest Common Stock you will receive in the Consolidation does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the average of the closing prices of a share of Norwest Common Stock as reported by the composite tape of the New York Stock Exchange for each of the five trading days immediately before completion of the Consolidation. (paragraph 1(c))

        Conversion of Woodhaven Options. If you own an unexercised Woodhaven Option, your option will be converted into an option to purchase shares of Norwest Common Stock. The number of shares of Norwest Common Stock subject to your converted option, as well as the exercise price per share of Norwest Common Stock of your option, will be determined as described below. The exercise of your converted option will remain subject to the vesting restrictions and other terms and conditions of the agreement under which your Woodhaven Option were issued.


          Number of Shares Subject to Your Options. Your Woodhaven Option will be converted into the right to purchase that number of shares of Norwest Common Stock equal to the Option Exchange Ratio multiplied by the total number of shares of Woodhaven Common Stock subject to your Woodhaven Option, rounded down to the nearest share. The Option Exchange Ratio is equal to the Adjusted Norwest Shares divided by the number of shares of Woodhaven Common Stock outstanding immediately before the Consolidation. The Adjusted Norwest Shares is equal to $10,000,000 divided by the Norwest Measurement Price. For example, if your Woodhaven Option gives you the right to purchase 10,000 shares of Woodhaven Common Stock and the Norwest Measurement Price is $30, and based on there being 180,000 shares of Woodhaven Common Stock outstanding immediately before the Consolidation, then the Option Exchange Ratio would equal 1.8519 and you would have the right to purchase a total of 18,519 shares of Norwest Common Stock. If in this example the Norwest Measurement Price is $32.50, then the Option Exchange Ratio would be 1.7094 and you would have the right to purchase a total of 17,094 shares of Norwest Common Stock.



          Exercise Price of Norwest Options. The exercise price per share of Norwest Common Stock will be the exercise price of your Woodhaven Option divided by the Option Exchange Ratio, rounded down to the nearest cent. All Woodhaven Options have an exercise price of $19 per share. As a result, if the Norwest Measurement Price is $30, and based on there being 180,000 shares of Woodhaven Common Stock outstanding immediately before the Consolidation, then the Option Exchange Ratio would be 1.8519 and the exercise price per share of Norwest Common Stock would be $10.25. If the Norwest Measurement Price is $32.50, then the Option Exchange Ratio would be 1.7094 and the exercise price would be $11.11.



          Exercise of Woodhaven Options Before the Consolidation. The exercise of Woodhaven Options before the Consolidation, whether by you or another holder of Woodhaven Options, will increase the number of shares of Woodhaven Common Stock outstanding. As a result, it will affect the number of shares of Norwest Common Stock subject to your option, as well as the exercise price of your option. For example, if your Woodhaven Option entitles you to purchase 10,000 shares of Woodhaven Common Stock and the Norwest Measurement Price is $30, and assuming Woodhaven Options to purchase 5,000 shares have been exercised, then the Option Exchange Ratio would be 1.8018 and you would receive options to purchase a total of 18,018 shares of Norwest Common Stock. In this example, the exercise price per share of the Norwest options would be $10.54.


     Completion of the Consolidation. Norwest and Woodhaven expect the Consolidation to be completed promptly after approval of the Consolidation by Woodhaven shareholders and the satisfaction (or waiver) of the conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

   Representations and Warranties

     The Reorganization Agreement contains various representations and warranties by Norwest and Woodhaven as to, among other things, (a) their organization and legal authority to engage in their respective businesses,
   (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Consolidation, (d) the absence of certain material changes, (e) compliance with laws, (f) material contracts,
   (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Consolidation, they function primarily as a due diligence device and a closing condition (that is, they have to continue to be true in all material respects until the Consolidation is completed).

   Certain Covenants

     The Reorganization Agreement contains various covenants and agreements that govern the actions of Woodhaven and Norwest pending completion of the Consolidation. Some of the more important covenants are summarized below.

     Conduct of Business.

        Woodhaven. Woodhaven has agreed to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, Woodhaven is required to obtain the consent of Norwest before it renews any existing loan in excess of $200,000 or establishes any new customer borrowing relationship of more than $100,000. The Reorganization Agreement places restrictions on Woodhaven's ability to take certain actions without Norwest's consent, including (a) incurring indebtedness, (b) granting rights to acquire shares of its capital stock, (c) issuing shares of its capital stock, (d) declaring dividends or purchasing its capital stock, (e) selling its assets and (f) raising the compensation of officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value. Woodhaven is also prohibited from knowingly taking any action that, with respect to Woodhaven, would disqualify the Consolidation as a pooling of interests for accounting purposes.

        Norwest. Norwest has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. Norwest and its significant subsidiaries are prohibited from knowingly taking any action that, with respect to Norwest, would disqualify the Consolidation as a pooling of interests for accounting purposes. (paragraph 5)

     Competing Transactions. Woodhaven has agreed not to directly or indirectly solicit, authorize the solicitation of, or, except as noted below, enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of Woodhaven (b) make a tender or exchange offer for any shares of its common stock or other equity security of Woodhaven, (c) purchase, lease or otherwise acquire the assets of Woodhaven except in the ordinary course of business or (d) merge, consolidate or otherwise combine with Woodhaven. Woodhaven may enter into discussions concerning the foregoing and provide information on Woodhaven if the Woodhaven Board concludes in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary duty under applicable law. Woodhaven has also agreed to promptly inform Norwest if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

     Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this Proxy Statement-Prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Norwest Common Stock to be issued in the Consolidation. In addition, Woodhaven has agreed to (a) establish such additional accruals and reserves as is necessary to conform its accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Woodhaven's business after the Consolidation and (b) use its best efforts to deliver to Norwest prior to completion of the Consolidation signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of Woodhaven who may reasonably be deemed an "affiliate" of Woodhaven within the meaning of each term used in Rule 145 of the Securities Act. (paragraphs 4(k) and 4(l)) See "Resale of Norwest Common Stock."

   Conditions to the Completion of the Consolidation

     Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Consolidation. For the most part, these conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval and the receipt by Woodhaven of a favorable tax opinion. The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on Woodhaven or Norwest. Some of the conditions to the Consolidation are subject to exceptions and/or a "materiality" standard. Any condition to the Consolidation may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

     Norwest's obligation to complete the Consolidation is conditional upon the Consolidation qualifying for pooling of interests accounting treatment. (paragraph 8(f)) Norwest has been advised by its independent auditors that, under generally accepted accounting principles, the Consolidation will qualify as a pooling transaction only if Norwest's acquisition of Myers Bancshares, Inc. is completed. See "THE CONSOLIDATION--Additional Interests of Woodhaven's Management in the Consolidation" and "--Accounting Treatment."


   Termination of the Reorganization Agreement

     Termination by Mutual Consent. Norwest and Woodhaven can agree to terminate the Reorganization Agreement at any time before completion of the Merger. (paragraph 10(a)(i))

     Termination by Either Norwest or Woodhaven. Either Norwest or Woodhaven can terminate the Reorganization Agreement if any of the following occurs:

     . The Consolidation has not become effective by November 15, 1997 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Consolidation to occur on or before that date). (paragraph 10(a)(ii))

     . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 10(a)(iii))

     . The Woodhaven Board determines in good faith that a "Takeover Proposal" constitutes a "Superior Proposal," except that Woodhaven can only terminate the Reorganization Agreement if it has performed its obligations under the Reorganization Agreement and pays Norwest a termination fee of $300,000 at the time of termination. (paragraph 10(a)(iv))

        "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Woodhaven or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Woodhaven. "Superior Proposal" means a Takeover Proposal that the Woodhaven Board determines in good faith, after taking into account the advice of counsel, is more favorable to Woodhaven and its shareholders than the Merger.

     Termination by Norwest. Norwest can terminate the Reorganization Agreement if:

     . The Woodhaven Board withdraws or modifies in a manner materially adverse to Norwest its approval of the Merger. (paragraph 10(a)(v))

     . Woodhaven shareholders do not approve the Merger at the special meeting after (1) an "Acquisition Event" occurs, (2) Woodhaven agrees to engage in an Acquisition Event or (3) a third party makes a proposal to Woodhaven or its shareholders to engage in an Acquisition Event. (paragraph 10(a)(v))

     . The special meeting is not held before September 30, 1997 and Woodhaven has not performed its obligations under the Reorganization Agreement regarding the special meeting. (paragraph 10(a)(v))

        "Acquisition Event" means any of the following: (a) a merger, consolidation or similar transaction involving Woodhaven or any successor to Woodhaven (b) a purchase, lease or other acquisition in one or a series of related transactions of assets of Woodhaven representing
        25% or more of the consolidated assets of Woodhaven or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Woodhaven in each case with or by a person or entity other than Norwest or an affiliate of Norwest.

   Termination Fee

     If Norwest terminates the Reorganization Agreement because the Woodhaven Board determines that a Takeover Proposal constitutes a Superior Proposal, Woodhaven is required to pay Norwest a termination fee of $300,000 within five business days after termination. Woodhaven is also required to pay Norwest a termination fee of $300,000 if Norwest terminates the Reorganization Agreement under one of the circumstances described in "Termination by Norwest" above and before such termination or within 12 months after such termination (a) Woodhaven or any successor to Woodhaven agrees to engage in an Acquisition Event or an Acquisition Event occurs or
   (b) the Woodhaven Board approves an Acquisition Event or recommends to Woodhaven shareholders to approve an Acquisition Event.

   Effect of Termination

     Generally, if either party terminates the Reorganization Agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Consolidation continue in effect after termination of the Reorganization Agreement. (paragraph 10(b))

   Waiver and Amendment


     Either party may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph 10(d))

     Norwest and Woodhaven can amend the Reorganization Agreement at any time before the Consolidation is completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after Woodhaven shareholders approve the Consolidation if the amendment would change in a manner adverse to Woodhaven shareholders the consideration to be received by Woodhaven shareholders in the Consolidation. (paragraph 10(c))

   Expenses


     Norwest and Woodhaven will each pay their own expenses in connection with the Consolidation, including fees and expenses of their respective independent auditors and counsel. Woodhaven will pay an unrelated party a finder's fee of $100,000 in connection with the Consolidation.

                  COMPARISON OF RIGHTS OF HOLDERS OF WOODHAVEN
                     COMMON STOCK AND NORWEST COMMON STOCK

     Woodhaven is a national banking association chartered under the laws of the United States. The rights of Woodhaven shareholders are governed by the National Bank Act, the Woodhaven Articles and the Woodhaven Bylaws. Norwest is incorporated under the laws the state of Delaware. The rights of Norwest stockholders are governed by the DGCL, the Norwest Certificate and the Norwest Bylaws. Upon completion of the Consolidation, Woodhaven shareholders will become stockholders of Norwest. As a result, their rights will be governed by the DGCL, the Norwest Certificate and the Norwest Bylaws.


     The following is a summary of certain differences between the National Bank Act and the DGCL, as well as differences between the Woodhaven Articles and Woodhaven Bylaws and the Norwest Certificate and Norwest Bylaws. You can find additional information concerning the rights of Norwest stockholders in the Norwest Certificate and Norwest Bylaws themselves and Norwest's current report on Form 8-K dated October 10, 1997 and filed with the SEC on October 14, 1997. Norwest's current report on Form 8-K contains detailed information about Norwest Common Stock and the preferred stock purchase rights that accompany shares of Norwest Common Stock. It also provides information regarding the rights of the holders of Norwest's preferred stock and preference stock, many of which directly affect the rights of the holders of Norwest Common Stock. The information set forth below concerning the outstanding shares of Norwest capital stock supersedes the comparable information contained in the current report.


     The Norwest Certificate and the Norwest Bylaws, as well as the current report on Form 8-K, are incorporated into this Proxy Statement-Prospectus by reference. See "WHAT INCORPORATION BY REFERENCE MEANS" AND "WHERE YOU CAN FIND MORE INFORMATION."

   Capital Stock


     Norwest. The Norwest Certificate currently authorizes the issuance of 1,000,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At June 30, 1997, there were 374,268,784 shares of Norwest Common Stock outstanding, 1,046,234 shares of Norwest preferred stock outstanding, and no shares of Norwest preference stock outstanding. These outstanding share numbers have not been restated to reflect the two-for-one split of Norwest Common Stock distributes on October 10, 1997. See "EXPLANATORY NOTE REGARDING NORWEST COMMON STOCK SPLIT."


     Woodhaven. The Woodhaven Articles authorize the issuance of 200,000 shares of Woodhaven Common Stock, $5.00 par value. As of the record date for the Special Meeting, there were 180,000 shares of Woodhaven Common Stock outstanding.

   Rights Plan

     Norwest. Each share of Norwest Common Stock (including shares that will be issued in the Consolidation) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Norwest's Series A Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Norwest stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Norwest Common Stock. The rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

     Woodhaven. Holders of Woodhaven Common Stock do not have any purchase rights similar to holders of Norwest Corporation Common Stock. No other plan similar to the Norwest rights plan exists.

   Directors

     Norwest. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 15. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors.

     Woodhaven. The Woodhaven Articles and Woodhaven Bylaws provide for a board of directors consisting of not less than five nor more than twenty-five directors, each serving a term of one year or until his or her death or resignation. The number of directors can be set by the board or the shareholders and is currently set at five (5). Directors of Woodhaven are elected by a majority of the votes cast at a meeting of shareholders at which directors are elected and at which a quorum is present. Vacancies on the board may be filled by the board or by the shareholders at a special meeting of shareholders.

   Amendment of Charter Document and Bylaws

     Norwest. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest preferred stock and Norwest preference stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's Stockholders.

     Woodhaven. Amendments to the Woodhaven Articles require approval of a majority of the Woodhaven Board and the affirmative vote of the holders of a majority of the outstanding shares of Woodhaven Common Stock represented at a shareholders meeting at which a quorum is present. The Woodhaven Bylaws may be amended by a majority of the Woodhaven Board at a meeting at which a quorum is present.

   Approval of Mergers and Asset Sales

     Norwest.   Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger and
   (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

     Woodhaven. The National Bank Act requires mergers or consolidations to be approved by holders of at least two-thirds of the outstanding shares of Woodhaven Common Stock. The National Bank Act requires that a sale of all or substantially all of the assets and dissolution of Woodhaven be approved by the affirmative vote of holders of at least two-thirds of the shares of Woodhaven Common Stock.

   Appraisal Rights

     Norwest.   Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

     Woodhaven. Under the National Bank Act, any shareholder of Woodhaven who objects to a merger or consolidation and follows certain prescribed procedures is entitled to receive cash equal to the fair value of the shareholder's shares. For a description of the procedures for asserting such appraisal rights and the manner in which fair value is determined, please read the discussion under "THE CONSOLIDATION--Appraisal Rights."

   Special Meetings.

     Norwest.   Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of the Norwest Board. Holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

     Woodhaven. A special meeting of shareholders of Woodhaven may be called by the board of directors, or by any three (3) or more shareholders owning not less than twenty-five percent (25%) of the Woodhaven Common Stock.

   Director Duties

     Norwest.   The DGCL does not specifically enumerate directors' duties.  In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that directors, in performing their duties, are bound to use that amount of care which ordinarily prudent men would use in similar circumstances.

     Woodhaven. Federal law does not specifically enumerate the so-called "fiduciary duties" of a director of a national bank. Judicial decisions have established that directors must carry out their duties as a director with due care and loyalty. Due care has been described by the United States Supreme Court as that care which ordinarily prudent men would exercise under similar circumstances. Directors of a national bank also have a duty of fairness to minority shareholders.

   Action Without a Meeting

     Norwest. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

     Woodhaven. The Woodhaven Articles and Woodhaven Bylaws do not contain any provision for shareholders to act without a meeting.

   Limitation of Director Liability

     Norwest. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     Woodhaven. The Woodhaven Articles do not contain any provision limiting the liability of its directors.

   Indemnification of Officers and Directors

     Norwest. The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Woodhaven. The Woodhaven Articles permit any person to be indemnified by Woodhaven who incurs expenses in connection with a proceeding to which such person has been made a party by reason of being an officer, director or employee of Woodhaven or serving in any capacity in any entity at the request of Woodhaven unless found liable for or guilty of gross negligence, willful misconduct or criminal acts. Any such indemnification must be approved by a court, a vote of shareholders or by a majority of directors not involved in the proceeding. Woodhaven may acquire insurance to cover the cost of indemnification permitted under the Woodhaven Articles.

   Dividends

     Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Norwest is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

     Woodhaven. Holders of stock of a national bank are generally entitled to receive dividends so long as the dividends would not reduce the capital of the bank below the levels required by applicable regulatory requirements or constitute an unsafe or unsound practice. See "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST - Dividend Restrictions" and "Regulatory Capital Standards and Related Matters" for a discussion of such matters.

   Corporate Governance Procedures, Nomination of Directors

     Norwest. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

     Woodhaven. The Woodhaven Articles and Woodhaven Bylaws require that written notice of any person nominated as a director by someone other than existing management of Woodhaven must be sent (a) to the OCC not less than fourteen days nor more than fifty days prior to the shareholders meeting, or
   (b) if less than twenty-one days' notice of the meeting is given to shareholders, to the president of Woodhaven and to the OCC not less than the close of business on the seventh day following the day on which notice of the meeting was mailed to shareholders. The notice of nomination must include
   (i) the name and address of the nominee, (ii) the principal occupation of the nominee, (iii) the total number of shares of stock of the nominee, and (iv) the stock of Woodhaven owned by the notifying shareholder.

                          INFORMATION ABOUT WOODHAVEN


   General

     Woodhaven is a national bank, incorporated in 1983. Woodhaven maintains its principal office at 6750 Bridge Street, Fort Worth, Texas 76112. Its telephone number is (817) 476-6700.

     Woodhaven conducts a general commercial and consumer banking business, which includes the acceptance of deposits from consumers and the origination of commercial, real estate, installment and other loans. Deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing checking accounts, savings accounts and money market accounts. Loans consist of commercial loans directed to small and middle market businesses, loans to individuals, loans to ranchers and farmers and commercial real estate loans, residential mortgages and construction loans.

     Woodhaven provides traditional commercial and consumer banking services to its customers through a main office located at 6750 Bridge Street in Fort Worth, Texas and branch facilities located at 5220 Boca Raton and 5100 Randol Mill Road in Fort Worth, Texas.

   Competition

     Woodhaven encounters strong competition both in making loans and attracting deposits. The state of Texas permits statewide branch banking and statewide savings and loan branching. Moreover, Woodhaven competes with other commercial and savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and certain other nonfinancial institutions. The continued liberalization of the banking and securities industries may also increase competitive pressures on Woodhaven.

     Management believes Woodhaven is well positioned to compete successfully in its primary market area, although no assurances can be given in this regard. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. Management believes, however, that Woodhaven's long-term presence, local expertise and ongoing commitment to the community, as well as its commitment to quality and personalized banking services, are factors that contribute to Woodhaven's competitiveness.

   Regulation and Supervision

     Regulation of Woodhaven. Woodhaven is a national banking association and is therefore subject to regulation, supervision, and examination by the OCC. Woodhaven is also a member of the FDIC. Requirements and restrictions under the laws of the United States and regulations of the OCC and FDIC include the requirement that reserves be maintained against deposits, restrictions on the nature and the amount of loans which can be made, restrictions on the business activities in which a bank may engage, restrictions on the payment of dividends to stockholders and minimum capital requirements.

     Quantitative measures established by regulation to ensure capital adequacy require Woodhaven to maintain minimum ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets and minimum ratios of Tier 1 and total capital to risk-adjusted assets as set forth in the table below. Woodhaven's actual capital ratios are also presented in the table.


                                     1996                     1995
                                     ----                     ----
                               Capital Adequacy          Capital Adequacy
                               ----------------          ----------------
                            Required         Actual   Required         Actual
                             Ratio            Ratio    Ratio            Ratio
Tier 1 Capital (to Average
 Assets)                      4.0%            7.89%     4.0%            8.40%
Tier 1 Capital (to Risk
 Adjusted Assets)             4.0%           10.06%     4.0%           10.20%
Total Capital (to Risk
 Adjusted Assets)             8.0%           11.22%     8.0%           11.27%


     Management believes that as of December 31, 1996 and 1995, Woodhaven met all capital requirements to which it is subject.

     Effective January 1, 1993, the FDIC imposed deposit premiums based on a risk-based assessment system, requiring the healthiest banks to pay $0.23 per $100 of insured deposits. The rates increased incrementally to a top rate of $0.31 per $100 of deposits for the weakest banks.

     On November 14, 1995 the FDIC approved reduced assessment rates applicable to Bank Insurance Fund insured institutions to a range of zero to 27 basis points from the previous range of 4 to 31 points. Deposit insurance premiums for Subgroup A institutions were reduced to zero beginning with the January 1, 1996 assessment period. Banks within the Subgroup A category will be required to pay $1,000 per semiannual period as mandated by statute. Woodhaven was within the Subgroup A category as of December 31, 1996. For a general discussion concerning the criteria applied by the FDIC to determine an institution's insurance premium assessment rate, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST -- FDIC Insurance."

   Employees

     Woodhaven had approximately 23 full-time equivalent employees as of June 1, 1997. None of the employees are represented by any collective bargaining agreement and management believes its employee relations are good. Woodhaven is an equal opportunity employer and provides equal employment opportunities to individuals without regard to race, sex, age, national origin, religion, veteran status handicap or familial status.

   Properties

     Woodhaven's main banking offices are located at 6750 Bridge St., Fort Worth, Texas 76112. The current bank building was built in 1995 and is owned by Woodhaven. The building has approximately 4,100 square fee. Woodhaven's driven-through facility contains one commercial window and two drive-through lanes. The ATM is located on the front of the facility and is open 24 hours per day. A night depository is also available 24 hours per day.

     Woodhaven has an operations center, mini bank and motor bank located at 5220 Boca Raton in Fort Worth. The operations center was opened in 1996 by remodeling the interior of Woodhaven's former motor bank. The facility houses bookkeeping and proof personnel. The mini bank includes a walk-up facility for deposits and withdrawals and a two-lane motor bank. Woodhaven also has a branch at Lakewood Village Retirement Center, 5100 Randol Mill Road. No property is owned or leased at such branch. Woodhaven personnel travel to the center once per week to facilitate deposits and withdrawals.

   Legal Proceedings

     Woodhaven periodically is involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to Woodhaven's business. Management of Woodhaven does not believe there is any proceeding, threatened or pending against Woodhaven which, if determined adversely, would have a materially adverse effect on the financial position or results of operations of Woodhaven.

   Description of Securities

     Woodhaven authorized capital stock consists of 200,000 shares of Woodhaven Common Stock. At _________, 1997, the record date for the Special Meeting, there were 180,000 outstanding shares of Woodhaven Common Stock.

     Holders of Woodhaven Common Stock are entitled to one vote for each share owned of record on all matters to be voted upon by the shareholders. Holders of Woodhaven Common Stock are entitled to share ratably in dividends and, in the event of a liquidation, dissolution or winding up of Woodhaven, to share pro rata, after payment of all debts and other liabilities, all of the remaining assets of Woodhaven available for distribution to its shareholders. The holders of shares of Woodhaven Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions applicable to such shares.

   Dividends and Dividend Policy

     Holders of Woodhaven Common Stock are entitled to receive dividends when, as and if declared by the Woodhaven Board out of funds legally available therefore. No dividends have ever been paid on the Woodhaven Common Stock and none are presently contemplated. The Reorganization Agreement prohibits Woodhaven from paying dividends without the consent of Norwest.

   Holders and Market Information

     At June 1, 1997, the 180,000 outstanding shares of Woodhaven Common Stock were owned of record by 19 shareholders. There is no public market for the Woodhaven Common Stock.

   Security Ownership of Management and Principal Shareholders

     The table below sets forth the shares of Woodhaven Common Stock beneficially owned by (a) the directors of Woodhaven, (b) the executive officers of Woodhaven who are not directors, (c) all directors and executive officers as a group, and (d) each beneficial owner known by Woodhaven to own 5% or more of the outstanding Woodhaven Common Stock who is not a director or executive officer.

                                             Amount of Beneficial    Percent of Common
Name                                              Ownership              Stock(4)

Director:
Ron Casey, President and Director (1)..............  7,400              3.85%
Billy Blair, Director..............................  3,000              1.56%
Arvil Lewis, Vice President and Director...........  5,550              2.88%
Frank Talley, Jr., Chairman and Director........... 19,000              9.88%
John Unsworth, Director............................    500              0.26%

Executive Officers:
Stan Davis, Sr., Vice President (2)                  7,100              3.69%
Debbie Koennecke, Sr. Vice President...............      0                 0%
Debbie Payne, Vice President.......................      0                 0%

All Directors and Executive Officers:
     As a Group (8 individuals).................... 42.550             21.14%

Holders of 5% of Woodhaven Common Stock:
Leggit Partnership................................. 10,000              5.20%
Mike A. Myers (3)..................................111,850             58.19%

--------------------------------
(1) Includes 5,200 shares issuable upon exercise of a currently exercisable option.
(2) Includes 7,000 shares issuable upon exercise of a currently exercisable option.
(3) Includes 1,400 shares owned by Mike A. Myers Foundation.
(4) Assumes 192,200 shares are outstanding, as 12,200 shares are subject to currently exercisable options.

                    WOODHAVEN'S MANAGEMENT'S DISCUSSION AND
                  ANALYSIS OF WOODHAVEN'S FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   Results of Operations


     Six Months Ended June 30, 1997 and 1996


     Woodhaven generated net income through June 30, 1997 of $709,973, as compared to $482,129 for the same period ended June 30, 1996, which represents a 47.3% increase in net income. The net income per share for the six months ended June 30, 1997 was $3.94 compared to $2.68 for the same period ending June 30, 1996. Net income for June 30, 1997 represents an annualized return on equity of 25.9% compared to 22.8% for the same period in the preceding year. This net income also represents an annualized return on assets of 2.07% for the period ending June 30, 1997 as compared to 1.69% for the period ending June 30, 1996. The contributing factors for the increase in 1997 was a 27.1% increase in net interest income, as well as a 10.0% increase in non interest income.



     Woodhaven experienced a net loan increase of $1,962,000 for the first six months of 1997. Loan to deposit ratio as of June 30, 1997 was 80.7% compared to 77.9% as of December 31, 1996. Total deposits as of June 30, 1997 were $62,452,000 compared to deposits of $62,199,000 at December 31, 1996.


     Years Ended December 31, 1996, 1995 AND 1994

     Loan Analysis

     Woodhaven has concentrated its efforts in lending in the area of middle market businesses and individual relationships over the past three years. In doing so, Woodhaven has had heavy concentration in SBA loans and interim construction loans. Accordingly, Woodhaven has been able to maintain a loan to deposit ratio in excess of 60% and as high as 78% over the course of the past three years. The quality of the assets carried in the loan portfolio have improved dramatically over the past three years.

     Provision for Loan Losses

     Provisions for loan losses are charged to earnings to bring the total of the allowance for loan losses to a level deemed appropriate by management based on such factors as historical experience, volume and type of lending conducted by Woodhaven, the amount of non-performing assets, regulatory policies, general economic conditions, and other factors related to the collectibility of loans in Woodhaven's portfolio. On January 1, 1995, Woodhaven adopted the provisions of Statement of Financial Accounting Standards 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan," as amended by the Statement of Financial Accounting Standards 118 (SFAS 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements require impairment of non-performing loans to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable market value, or the fair value of the collateral if the loan is collateral dependent. The provisions for loan losses for the years ended December 31, 1996 and 1995 were determined in accordance with the statements, the adoption of which did not have a significant impact on Woodhaven's financial position or its results of operations for the years then ended. The provision for loan losses for the year ended December 31, 1996 was $238,300, an increase of 94.82% compared to the provision for loan losses for the year 1995. The provision for loan losses of $122,300 in 1995 represented an increase of 46.13% compared with the provision for loan losses of $83,700 for 1994.

     Loan and Asset Quality

     Loans as of December 31, 1996 were $49,490,000, representing an increase of $13,250,000 or 36.56% from $36,240,000 at the end of 1995. The increase was evenly spread throughout the portfolio in the areas of commercial, real estate, and installment loans. The volume of Woodhaven's loans has steadily increased since 1992. The main growth in the commercial area has been in the area of SBA lending due to the ability to sell the guaranteed portion of the SBA loans into the secondary market, creating further liquidity for Woodhaven. Additionally, as those loans are generally sold at a premium over book value, additional income over and above the normal interest income is realized.

     Real estate loans have continued to increase over the years with an increase between 1994 and 1995 from $13,465,000 to $20,889,000 and a further increase to $29,450,000 in 1996. The allowance for loan losses has increased over the course of the past three years from $311,000 in 1994 to $588,000 in 1996.

     Net charge offs for the year as a percentage of average loans have equated to 2.25%, 0.042%, and 0.17% in 1994, 1995, and 1996 respectively. As the allowance for loan losses has increased and as the loan portfolio has improved, the coverage of the allowance as a percentage of non-performing assets has improved from 41.80% in 1994 to 384.31% in 1996. The primary reason for improvement is based on the improvement of the overall portfolio and the economic conditions surrounding Woodhaven.

     Loan concentration is defined as an amount loaned to a number of borrowers engaged in similar activities or resident in the same geographic region which would cause them to be similarly affected by economic and other conditions. Woodhaven on a routine basis evaluates these kinds of concentrations for the purpose of policing its concentrations and makes necessary adjustments in its lending practices. Such adjustments help ensure that its lending practices clearly reflect current economic conditions, loan to deposit ratios, and industry trends. The following table sets forth the composition of Woodhaven's loan portfolio by type of loan on the dates indicated.



                            LOAN PORTFOLIO ANALYSIS

                              1996      1995     1994     1993     1992
                            --------  -------- -------- -------- --------
                                (Dollars in thousands)
                               Aggregate Principal Amount

Type of loan:
  Commercial                $ 16,604  $ 12,390 $  7,854 $  6,385 $  3,970
  Real estate                 29,450    20,889   13,465   10,118    9,057
  Installment                  3,397     2,952    2,586    2,224    2,581
  Overdrafts                      39         9       15        3        2
                            --------  -------- -------- -------- --------
       Total                $ 49,490  $ 36,240 $ 23,920 $ 18,730 $ 15,610
                            ========  ======== ======== ======== ========

                              Percentage of Loan Portfolio

Type of loan:

  Commercial                  33.55%    34.19%   32.84%   34.09%   25.44%
  Real estate                 59.51     57.64    56.29    54.02    58.02
  Installment                  6.86      8.15    10.81    11.87    16.53
  Overdrafts                    .08       .02      .06      .02      .01
                            --------  -------- -------- -------- --------
       Total                 100.00%   100.00%  100.00%  100.00%  100.00%
                            ========  ======== ======== ======== ========

     The following table indicates the maturities of loans outstanding (based on contractual dates) as of December 31, 1996.



                   MATURITIES AND RATE SENSITIVITY OF LOANS
                             (Dollars in thousands)

                                          Over 1 year
                  Less than 1 year      through 5 years          Over 5 years
                  -----------------  ---------------------  ----------------------
                   Fixed   Floating     Fixed     Floating     Fixed      Floating
                   Rate      Rate       Rate        Rate        Rate        Rate     Total
                  -------  --------  -----------  --------  ------------  --------  -------

   Total loans    $10,214  $ 19,857  $    15,584  $   -     $      3,835  $   -     $49,490
                  =======  ========  ===========  ========  ============  ========  =======


     Nonperforming Assets

     Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Woodhaven will generally charge-off loans after 120 days of delinquency unless the loans are adequately collateralized and in process of collection. A loan is considered in the process of collection if, based on a probable specific event, management believes that the loan will be repaid or brought current. Loans will not be returned to accrual status until future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

     Real estate acquired by Woodhaven as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate. Such loans are reclassified to other real estate and recorded at the lower of cost or fair market value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at that time. Further losses are recorded as charges to other expenses at the time management believes additional deterioration in value has occurred.

     The following table sets forth certain information with respect to Woodhaven's nonperforming loans, accruing loans which are contractually past due 90 days or more as to principal or interest, and other real estate.

                              NONPERFORMING ASSETS
                             (Dollars in thousands)

                                                           December 31,
                                                      ----------------------
                                                       1996    1995    1994
                                                      ------  ------  ------

        Non-Accrual Loans                             $  95   $ 148   $ 205
        Accruing loans contractually past due
         90 days or more                                 58     229     440
                                                      -----   -----   -----
             Total nonperforming loans                  153     377     645

        Other real estate                                 -     109      99
                                                      -----   -----   -----
             Total nonperforming assets               $ 153   $ 486   $ 744
                                                      =====   =====   =====

        Total nonperforming assets to total assets      .23%    .87%   1.95%

     Interest payments received on non-accrual loans are recorded as reductions of principal. Interest income that would have been accrued on nonaccrual loans during 1995 and 1994 was approximately $15,000 and $25,000, respectively.

     Management regularly reviews and monitors the loan portfolio in order to identify borrowers experiencing financial difficulties. Management believes that as of December 31, 1996, all such loans had been identified and included in the non-accrual or 90 days past due loan totals reflected in the above table. Management continues to emphasize maintaining a low level of nonperforming assets and returning nonperforming assets to an earning status as performance and conditions permit.

     Woodhaven had no other real estate at December 31, 1996.

     Allowance for Loan Losses

     In originating loans, Woodhaven recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions, regular review of delinquencies, and its evaluation of loan portfolio quality. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the collateral for the loan. On January 1, 1995,

   Woodhaven adopted the provisions of SFAS 114 and SFAS 118, and determined the provisions for loan losses for 1995 and 1996 in accordance with the requirements of these statements. See "Provision for Loan Losses."

     Management continues to actively monitor Woodhaven's asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations.

     The following table sets forth an analysis of Woodhaven's allowance for loan losses for the periods indicated.

                           ALLOWANCE FOR LOAN LOSSES
                             (Dollars in thousands)

                                                                December 31,
                                                         --------------------------
                                                           1996     1995     1994
                                                         --------  -------  -------
      Beginning balance                                  $   421   $  311   $  273
      Loans charged off:

      Commercial                                              73       10       11
      Real estate                                              -        -       49
      Installment                                             13       30        6
                                                         -------   ------   ------
      Total                                                   86       40       66

      Recoveries of loans previously charged-off:

      Commercial                                               6        9       10
      Real estate                                              6        3        5
      Installment                                              3       16        5
                                                         -------   ------   ------
      Total                                                   15       28       20
                                                         -------   ------   ------

      Net loans charged-off                                   71       12       46

      Provision for loan losses (credit)                     238      122       84
                                                         -------   ------   ------

      Balance at year-end                                    588      421      311
                                                         =======   ======   ======

      Net charge-offs during year to average loans          0.17%   0.042%    2.25%

      Allowance as percentage of nonperforming assets     384.31%   86.63%   41.80%

     The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of an allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                             (Dollars in thousands)

                                        December 31,
                       ----------------------------------------------
                                1996                    1995
                       ----------------------  ----------------------
                                    Allowance               Allowance
                          Loans     for Loan      Loans     for Loan
                       Outstanding   Losses    Outstanding   Losses
                       -----------  ---------  -----------  ---------
        Commercial     $    16,604  $     157  $    12,390  $     118
        Real estate         29,450        381       20,890        268
        Installment          3,436         50        2,960         35
                       -----------  ---------  -----------  ---------
                       $    49,490  $     588  $    36,240  $     421
                       ===========  =========  ===========  =========

     Investment Activities

     Woodhaven's investments as of December 31, 1996 consist primarily of U. S. federal agency obligations and mortgage-backed securities. The mortgage-backed securities represent an interest in a pool of underlying mortgages, and are all issued by United States government agencies. These securities may be more sensitive to changes in interest rate and income derived from such securities may be adversely affected by prepayments of principal on the underlying mortgages. The total portfolio value at December 31, 1996 was $7,998,000 at amortized cost and a fair value of $8,009,000 resulting in a net appreciation of $11,000 on the total portfolio.

     The following table sets forth the book value of Woodhaven's investment portfolio as of the dates indicated. Investment securities held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount. Investment securities available-for-sale are stated at fair value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities. See "Accounting Matters and Notes 1 and 2 of the Notes to Financial Statements."

                       INVESTMENT PORTFOLIO COMPOSITION

                                                        December 31,
                                  --------------------------------------------------------
                                         1996               1995                1994
                                  -----------------  ------------------  -----------------
                                  Amortized          Amortized           Amortized
                                    Cost     Market    Cost     Market     Cost     Market
                                  --------- -------  ---------  -------  --------- -------
   Investment securities:
   Available-for-sale

    U.S. government agencies
     and corporations             $   7,917 $ 7,928  $  11,005  $11,046  $   1,590 $ 1,556
    Other                                81      81      1,433    1,435      2,107   2,086
                                  --------- -------  ---------  -------  --------- -------
   Total available-for-sale           7,998   8,009     12,438   12,481      3,697   3,642

   Held-to-maturity
    U.S. government agencies
     and corporations                  -       -          -        -         6,151   5,817
                                  --------- -------  ---------  -------  --------- -------

   Total held-to-maturity              -       -          -        -         6,151   5,817
                                  --------- -------  ---------  -------  --------- -------

   Total investment securities    $   7,998 $ 8,009  $  12,438  $12,481  $   9,848 $ 9,459
                                  ========= =======  =========  =======  ========= =======

     Since the adoption of SFAS 115 Woodhaven has chosen to carry most or all of its securities in the available for sale category to allow the portfolio to be liquidated at any point in time. Due to the short maturities of most of the obligations as well as relatively high dependence on variable rates securities tied to various indices, the Woodhaven Board believes that maintaining high liquidity in the portfolio outweighs the potential realizable loss that the portfolio might have at any given time.

     The following table sets forth the maturity distribution and weighted average yield of the investment portfolio of Woodhaven as of December 31, 1996. The calculation of the weighted average yields is based on yield, weighted by the respective costs of the securities.

                  INVESTMENT PORTFOLIO - MATURITY AND YIELDS
                              AVAILABLE-FOR-SALE
                            (Dollars in thousands)

                             1 Year  Yield  1 Year to  Yield   After 10  Yield
                             or Less   %     5 Years     %      Years      %
                             ------- -----  ---------  -----   --------  -----

   Maturity Distribution
    U.S. Treasury and agency $  -      -    $   2,486   6.78   $  -       -
    Other                       -      -        1,179   6.05      4,333   6.41
                             ------- -----  ---------  -----   --------  -----

   Total available-for-sale  $  -      -    $   3,665   6.54   $  4,333   6.41
                             ======= =====  =========  =====   ========  =====

     Deposit Activities

     Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans.

     Woodhaven's balance of total deposits was $62,199,000 at December 31, 1996, up from $51,550,000 at year end 1995 and $34,490,000 as of December 31, 1994.
The following table sets forth the year-end balances and weighted average rates for the Woodhaven categories of deposits for the periods indicated.

                               YEAR END DEPOSITS
                            (Dollars in thousands)

                                               December 31,
                              -----------------------------------------------
                               1996    Yield   1995    Yield   1994    Yield)
                              -------  -----  -------  -----  -------  ------

   Demand deposits            $14,669   -     $12,053   -     $ 7,174   -

   Now accounts                 8,392   1.60    8,377   1.69    8,566   1.61

   Money market                12,996   4.38    9,779   4.00    4,995   2.84

   Savings account              2,083   2.61    2,283   2.73    2,254   2.44

   Certificates of deposit     24,059   5.34   19,058   5.21   11,501   3.38
                              -------         -------         -------

        Total deposits        $62,199         $51,550         $34,490
                              =======         =======         =======

     As of December 31, 1996, time deposits over $100,000 represents $8,147,000 or 13.10% of total deposits compared with 11.75% at year end 1995 and 9.91% at year end 1994. Woodhaven does not have nor does it solicit brokered deposits of any type. The following table sets forth the amount of Woodhaven's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1996.

                       TIME DEPOSITS OF $100,000 OR MORE
                            (Dollars in thousands)

                                           3 Months    3-12  Over 12
                                           or less   Months  Months   Total
                                           --------  ------  -------  ------
   Certificates and other time deposits    $  1,877  $4,137  $ 2,133  $8,147
                                           ========  ======  =======  ======


     Return of Equity and Assets

     The following table sets forth Woodhaven's ratios for the periods indicated.


                                                 December 31,
                                            ----------------------
                                             1996    1995    1994
                                            ------  ------  ------

        Return on average assets             1.88%   1.47%   1.24%
        Dividend payout ratio                   -       -       -
        Return on average common equity     24.55%  19.27%  14.79%
        Average common equity to average
         total assets                        7.64%   7.62%   8.36%

Liquidity

     Woodhaven's principal sources of funds are from deposits, interest and principal payments on loans and investment securities, sales of investment securities and borrowings. For the year ended December 31, 1996 Woodhaven realized proceeds from sale and maturity of investments of $4,421,637, a net increase in deposits of $10,649,299 and net cash provided by operating activities of $1,377,793. Funds were used to fund the sale of federal funds of $2,590,000 and fund a net increase in loans to customers of $13,259,496. For the year ended December 31, 1995 Woodhaven realized proceeds from sale and maturity of investment securities of $1,838,516, net cash provided by operating activities of $780,692 and net increase in deposits of $17,059,490. These proceeds were partially offset by a purchase of investment securities of $4,481,719 and net increase in loans to customers of $12,343,326.

     Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. These include cash, federal funds sold, and U. S. Government-backed securities. Woodhaven's liquidity ratio, defined as cash, U. S. Government backed securities and federal funds sold as a percentage of total deposits, was 77.96%, 68.80%, and 67.58% as of December 31, 1996, 1995, 1994, respectively. Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing deposit accounts in Woodhaven's market areas. Woodhaven does not have and does not solicit brokered deposits.

     Securities sold under repurchase agreements, federal funds purchased and short-term borrowings by Woodhaven are additional sources of liquidity. These sources of liquidity are short-term in nature and are used by Woodhaven as necessary to fund asset growth and meet short-term liquidity needs. At December 31, 1996 and 1995 Woodhaven had $433,845 and $91,013 in securities sold under repurchase agreements. As of December 31, 1996 and 1995, Woodhaven had no federal funds purchased and no borrowings from the Federal Reserve System.

Capital Resources

     Woodhaven's total shareholders' equity as of December 31, 1996 was $5,126,529, an increase of $1,090,359 or 27.02% compared with shareholders' equity of $4,036,170 on December 31, 1995. The total increase was attributable to earnings and a change in unrealized gain on debt securities available for sale, net of tax.

     Total shareholders' equity as of December 31, 1995 was $4,036,170, an increase of $765,758 or 20.69% compared with shareholders' equity of $3,270,387 as of December 31, 1994. The total increase was attributable to earnings and unrealized gain on debt securities available for sale, net of tax.

     Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-adjusted assets and off-balance sheet obligations. Under the rules effective December 31, 1995, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital) which must be at least 4.0% of risk-adjusted assets, and a minimum level of total capital of at least 8.0% of risk-adjusted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of Tier 1 capital, certain debt instruments and a portion of the allowance for loan losses.

     Woodhaven's actual risk-based capital requirement and excess risk-based capital at December 31, 1996 (dollars in thousands) are summarized as follows:


                                                          Amount  Percent (1)
                                                          ------  -----------

        Tier 1 Capital                                    $5,119       10.06
        Allowable portion of allowance for loan losses       588       11.16
        Total risk-based capital                           5,707       11.22
        Risk-based capital requirement                     4,069        8.00
        Excess risk based capital                          1,638        3.22

   (1) Percentage based on risk-weighted assets of $50,863,000 at December 31, 1996.

        As a supplement to the risk-based capital guidelines, the Federal Reserve Board has also adopted a minimum ratio of Tier 1 capital to total average assets known as the Tier 1 leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity capital base. This regulation has established a minimum level of Tier 1 capital to total assets of 4.0%. The actual Tier 1 leverage ratio of Woodhaven was 7.89%, at December 31, 1996.

Accounting Matters

     Accounting for Loan Impairment. Effective January 1, 1995 Woodhaven adopted SFAS 114 and SFAS 118. See "Provision for Loan Losses." The adoption of these statements did not have a significant impact on Woodhaven's financial position nor its results of operations for the years ended December 31, 1995 and 1996.

     Accounting for Certain Investments in Debt and Equity Securities. In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in one of three categories: (a) debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as "held-to-maturity", and are reported at amortized cost; (b) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in earnings; and (c) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Woodhaven adopted SFAS No. 115 as of January 1, 1994.

Impact of Inflation, Changing Prices, and Monetary Policies.

     The financial statements and related financial data concerning Woodhaven presented in this Proxy Statement-Prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operation of Woodhaven is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of good and services. Interest rates are highly sensitive to many factors which are beyond the control of Woodhaven, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on Woodhaven and its results of operations are not predictable.

                         CERTAIN REGULATORY AND OTHER
                     CONSIDERATIONS PERTAINING TO NORWEST

     Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

     As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Norwest's ability to pay dividends on Norwest Common Stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

Bank Regulatory Agencies

     Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

     Norwest's national banking subsidiaries are regulated primarily by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC and applicable state banking agencies. Its savings and loan association subsidiary is regulated primarily by the OTS. Norwest's federally insured banking subsidiaries and its savings and loan subsidiary are also subject to regulation by the FDIC.

     Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities; Interstate Banking

     A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

     Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless it is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

     The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1,
1997). Norwest will be
unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

     Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

Dividend Restrictions

     Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

     Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     The OTS imposes substantially similar restrictions on the payment of dividends to Norwest by its savings and loan association subsidiary. Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

     If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

     The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

Holding Company Structure

     Transfer of Funds from Banking Subsidiaries. Norwest's "Holding Company Structure"banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

     Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

     Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Regulatory Capital Standards and Related Matters

     Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

     The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into two tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. "Tier 2 capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.


     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. As of June 30, 1997, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.98% and 9.06%, respectively.


     The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to

5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. As of June 30, 1997, Norwest's leverage ratio was 6.40%.


     The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

     Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

     Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

     Effective January 1, 1998, federal bank regulatory agencies will require banking organizations that engage in significant trading activity to calculate a charge for market risk. Organizations may opt to comply effective January 1, 1997. Significant trading activity, for this purpose, means trading activity of at least 10% of total assets or $1 billion, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies if the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Norwest has historically not engaged in significant trading activity.

     As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

     Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

     Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it has a risk-adjusted total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in some cases); (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. As of June 30, 1997, all but one of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above. The one exception met all of the criteria for a well capitalized institution, except that its risk-adjusted total capital ratio was 9.92% as of June 30, 1997. This subsidiary's deposits and risk-adjusted assets represented, respectively, less than 4% of Norwest's total deposits and total risk-adjusted assets.

     A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

     The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of (a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC Insurance

     The FDIC insures the deposits of Norwest's depository institution subsidiaries through the Bank Insurance Fund (BIF) or, in the case of deposits held by its savings and loan association subsidiary or deposits held by banking subsidiaries as a result of savings and loan associations acquired by Norwest, through the Savings Association Insurance Fund (SAIF). The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     Deposits insured by SAIF are currently assessed at the BIF rate of zero to 27 cents per $100 of domestic deposits. The SAIF assessment rate may increase or decrease as is necessary to maintain the designated SAIF reserve ratio of 1.25% of insured deposits.

     Effective January 1, 1997, all FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. Until December 31, 1999 or when the last savings and loan association ceases to exist, whichever occurs first, depository institutions will pay approximately 6.4 cents per $100 of SAIF-assessable deposits and approximately 1.3 cents per $100 of BIF-assessable deposits.

     Subject to certain conditions, BIF and SAIF will be merged into one insurance fund effective January 1, 1999.

Fiscal And Monetary Policies

     Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

Competition

     The financial services industry is highly competitive. Norwest's subsidiaries compete with traditional financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                    EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Woodhaven National Bank as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included in this Proxy Statement-Prospectus are included herein in reliance on the report of Stovall, Grandey & Whatley, LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Laurel A. Holschuh, Senior Vice President and General Counsel of Norwest has rendered a legal opinion that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. Ms. Holschuh beneficially owns shares of Norwest Common Stock and options to purchase additional shares of Norwest Common Stock. As of the date of this Proxy Statement-Prospectus, the number of shares Ms. Holschuh owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Norwest Common Stock.

     The material U.S. Federal income tax consequences of the Consolidation to Woodhaven's shareholders will be passed upon for Woodhaven by Brown McCarroll & Oaks Hartline, Austin, Texas.


                   INFORMATION CONCERNING NORWEST MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1996. Norwest's annual report is incorporated by reference into this Proxy Statement-Prospectus. Woodhaven shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Norwest at the address or phone number indicated under "Where You Can Find More Information."


                      WHERE YOU CAN FIND MORE INFORMATION

     Norwest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Norwest at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Norwest's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

     Norwest filed a registration statement on Form S-4 to register with the SEC the Norwest Common Stock to be issued to Woodhaven shareholders in the Consolidation. This Proxy Statement-Prospectus is part of that registration statement. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Some of the information you may want to consider in deciding how to vote on the Consolidation is not physically included in this Proxy Statement-Prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this Proxy Statement-Prospectus or to documents that have been filed by Norwest with the SEC under SEC File No. 1-2979. See "WHAT INCORPORATED BY REFERENCE MEANS" at the beginning of this document.

     The Norwest documents that have been incorporated by reference consist of:

     . Norwest's annual report on Form 10-K for the year ended December 31, 1996;

     . Norwest's quarterly reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     . Norwest's current reports on Form 8-K dated January 16, 1997 (filed January 23, 1997), April 14, 1997 (filed April 21, 1997), June 3, 1997
        (filed June 10, 1997) and July 14, 1997 (filed July 21, 1997);


     . Norwest's current report on Form 8-K dated October 10, 1997 (filed October 14, 1997) containing a description of the Norwest Common Stock; and



     . Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated October 14, 1997, relating to preferred stock purchase rights attached to shares of Norwest Common Stock.


     All reports and proxy statements filed by Norwest after the date of this Proxy Statement-Prospectus and before the special meeting are automatically incorporated by reference into this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

     As explained above, you may read and copy all reports filed by Norwest with the SEC at the SEC's public reference rooms. Norwest will provide, without charge, copies of any report incorporated by reference into this Proxy Statement-Prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this Proxy Statement-Prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Norwest as follows:

                              Norwest Corporation
                              Corporate Secretary
                              Norwest Center
                              Sixth and Marquette
                              Minneapolis, MN 55479-1026


     To ensure delivery of the copies in time for the special meeting, your request should be received by Norwest by November 6, 1997.

--------------------------------------------------------------------------------

     In deciding how to vote on the Merger, you should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. Neither Norwest nor Woodhaven has authorized any person to provide you with any information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated October 20, 1997. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than such date, and neither the mailing to you of this Proxy Statement-Prospectus nor the issuance to you of shares of Norwest common stock will create any implication to the contrary. This Proxy Statement-Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.

--------------------------------------------------------------------------------

                           WOODHAVEN NATIONAL BANK
                              FORT WORTH, TEXAS


                            FINANCIAL STATEMENTS

                                C O N T E N T S

                                ---------------


                                                                PAGE
                                                                ----
UNAUDITED FINANCIAL STATEMENTS:

  For the Periods of Six Months Ended June 30, 1997
   and 1996..................................................    F-2 - F-7

AUDITED FINANCIAL STATEMENTS:

  Independent Auditor's Report...............................       F-8

  Balance Sheets.............................................    F-9 - F-10

  Statements of Income.......................................       F-11

  Statements of Changes in Shareholders' Equity..............       F-12

  Statements of Cash Flows...................................   F-13 - F-14

  Notes to Financial Statements..............................   F-15 - F-21 Unaudited


OTHER FINANCIAL INFORMATION:

  Non-Interest Expense.......................................       F-22


                                     -F-1-

                                  I N D E X
                                  ---------



                                                          PAGE
                                                          ----
UNAUDITED FINANCIAL STATEMENTS:

  Statement of Cash Flows........................          F-3

  Balance Sheet..................................       F-4 - F-5

  Statements of Income...........................          F-6

  Statements of Changes in Shareholders' Equity..          F-7




                                     -F-2-

                            WOODHAVEN NATIONAL BANK
                           STATEMENTS OF CASH FLOWS
          FOR THE PERIODS OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996


                                                              1997           1996
                                                           -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $   709,973   $    482,129
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                                46,602         47,066
    Provision for loan losses                                   45,484        159,341
    Net premium amortization or (discount accretion)
     on investment securities                                   21,894         16,078
    Gain on sale of other real estate                             --           (3,171)
    Increase in accrued income and other assets                (66,503)      (312,287)
    Increase (decrease) in accrued expenses
     and other liabilities                                     127,226       (157,068)
                                                           -----------   ------------
            Total adjustments                                  174,703       (250,041)
                                                           -----------   ------------
                                  NET CASH PROVIDED BY
                                  OPERATING ACTIVITIES         884,676        232,088

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease in federal funds sold                         1,730,000      2,690,000
  Proceeds from maturities of investment securities              --         1,750,000
  Principal payments on mortgage backed securities             171,015        427,935
  Net increase in loans                                     (2,408,081)    (6,410,813)
  Purchase of promises and equipment                           (39,894)      (110,927)
                                                           -----------   ------------
                                      NET CASH USED BY        (346,960)    (1,653,805)
                                  INVESTING ACTIVITIES

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease)in demand deposits,
   interest-bearing transaction accounts and savings          (992,565)       229,284
  Net increase in certificates of deposit                    1,245,381      1,375,334
  Increase in repurchase agreements                            434,688         21,794
                                                           -----------   ------------
                                     NET CASH PROVIDED
                               BY FINANCING ACTIVITIES         687,504      1,626,412
                                                           -----------   ------------

NET INCREASE IN CASH AND
 DUE FROM BANKS                                              1,025,220        204,695
CASH AND DUE FROM BANKS AT BEGINNING
 OF YEAR                                                     3,356,607      2,560,038
                                                           -----------   ------------
CASH AND DUE FROM BANKS AT END OF YEAR                     $ 4,381,827   $  2,764,733
                                                           ===========   ============

SUPPLEMENTAL SCHEDULE OF OPERATING AND INVESTING ACTIVITIES:

(1)  Interest paid                                         $ 1,977,051   $  1,389,527
(2)  Income taxes paid                                         392,078        445,201
(3)  Other real estate acquired through loan foreclosures      394,781        178,861
(4)  Bank financial sales of other real estate                   --            11,377




                                     -F-3-

                            WOODHAVEN NATIONAL BANK
                                 BALANCE SHEETS
                             JUNE 30, 1997 AND 1996

                                     ASSETS


                                                   1997         1996
                                                -----------  -----------

CASH AND DUE FROM BANKS                         $ 4,381,827  $ 2,764,733

FEDERAL FUNDS SOLD                                4,215,000      665,000

INVESTMENT SECURITIES
 Available-for-sale                               7,797,594   10,125,381

LOANS, Net of unearned discount and fees and
 allowance for loan losses                       50,411,303   41,467,570

BANK PREMISES AND EQUIPMENT, Net of
accumulated depreciation                          1,496,286    1,518,266

OTHER REAL ESTATE                                   394,781      277,501

NET DEFERRED TAX ASSET                               84,428      157,280

ACCRUED INTEREST RECEIVABLE AND
 OTHER ASSETS                                       667,882      880,384
                                                -----------  -----------


TOTAL ASSETS                                    $69,449,101  $57,856,115
                                                ===========  ===========


                                     -F-4-

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                    1997          1996
                                                ------------  ------------
DEPOSITS
 Demand                                         $12,161,177   $11,338,148
 Interest bearing transaction accounts           23,161,342    19,520,639
 Savings                                          1,824,473     1,862,330
 Time                                            25,304,695    20,433,072
                                                -----------   -----------
   TOTAL DEPOSITS                                62,451,687    53,154,190

SECURITIES SOLD UNDER AGREEMENTS
 TO REPURCHASE                                      868,533       112,807

OTHER LIABILITIES
 Accrued interest payable                           145,820       112,599
 Accrued expenses and other liabilities             158,759        64,770
                                                -----------   -----------
   TOTAL OTHER LIABILITIES                          304,579       177,369
                                                -----------   -----------

TOTAL LIABILITIES                                63,624,799    53,444,366

SHAREHOLDERS' EQUITY
 Common stock - par value $5 a share:
  Authorized - 200,000 shares
  Issued and outstanding - 180,000 shares           900,000       900,000
 Capital surplus                                  1,800,000     1,800,000
 Retained earnings                                3,129,251     1,789,796
 Unrealized loss on available-for-sale
  securities, net of tax benefit of $2,549
  in 1997 and $40,206 in 1996                        (4,949)      (78,047)
                                                -----------   -----------
   TOTAL SHAREHOLDERS' EQUITY                     5,824,302     4,411,749
                                                -----------   -----------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $69,449,101   $57,856,115
                                                ===========   ===========


                                     -F-5-

                            WOODHAVEN NATIONAL BANK
                              STATEMENTS OF INCOME
           FOR THE PERIODS OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996



                                                     1997        1995
                                                  ----------  ----------
INTEREST INCOME
 Interest and fees on loans                       $2,691,455  $1,986,382
 Interest on investment securities - taxable         252,079     353,238
 Interest on federal funds sold and interest
  bearing deposits with financial institutions       129,477      77,798
                                                  ----------  ----------
   TOTAL INTEREST INCOME                           3,073,011   2,417,418

INTEREST EXPENSE
 On deposits                                       1,067,875     842,455
 On borrowed funds                                    16,760       7,257
                                                  ----------  ----------
   TOTAL INTEREST EXPENSE                          1,084,635     849,712
                                                  ----------  ----------
   NET INTEREST INCOME                             1,988,376   1,567,706

PROVISION FOR LOAN LOSSES                             45,484     159,341
                                                  ----------  ----------
   NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                       1,942,892   1,408,365

NON-INTEREST INCOME
 Service charges on deposit accounts                 179,993     176,118
 Other                                                78,835      59,048
                                                  ----------  ----------
   TOTAL NON-INTEREST INCOME                         258,828     235,166
                                                  ----------  ----------
                                                   2,201,720   1,643,531
NON-INTEREST EXPENSE
 Salaries and employee benefits                      559,204     483,175
 Occupancy expense                                   119,726     113,514
 Furniture and equipment expense                     100,962      92,809
 Other                                               341,508     217,654
                                                  ----------  ----------
   TOTAL NON-INTEREST EXPENSE                      1,121,400     907,152
                                                  ----------  ----------

   INCOME BEFORE FEDERAL INCOME TAXES              1,080,320     736,379

FEDERAL INCOME TAXES                                 370,347     254,250
                                                  ----------  ----------

                        NET INCOME                $  709,973  $  482,129
                                                  ==========  ==========


                                     -F-6-

                            WOODHAVEN NATIONAL BANK
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      FOR THE PERIODS OF SIX MONTHS ENDED
                  JUNE 30, 1997 AND 1996 AND DECEMBER 31, 1996



                                   Common Stock                                 Unrealized
                                ---------------------                           Gain/(Loss)
                                   Shares               Capital     Retained      on AFS
                                Outstanding   Amount    Surplus     Earnings    Securities      Total
                                -----------  -------- ----------- -----------  -----------  -----------
BALANCE AT
 JANUARY 1, 1996                   180,000  $900,000  $1,800,000   $ 1,307,667   $  28,503   $4,036,170

Net income for the period of six
  months ended June 30, 1996                                           482,129                  482,129

Unrealized loss on available-
 for-sale securities, net of
 tax benefit                                                                      (106,550)    (106,550)
                                -----------  -------- ----------- -----------  -----------  -----------

BALANCE AT
 JUNE 30, 1996
 (DEFICIT)                         180,000   900,000   1,800,000     1,789,796     (78,047)   4,411,749

Net income for the period of six
 months ended December 31, 1996                                        629,482                  629,482

Unrealized gain on available-
 for-sale securities, net of tax                                                    85,298       85,298
                                -----------  -------- ----------- -----------  -----------  -----------

BALANCE AT
 DECEMBER 31, 1996                 180,000   900,000   1,800,000    2,,419,278       7,251    5,126,529

Net income for the period of six
   months ended June 30, 1997                                          709,973                  709,973

Unrealized loss on available-
 for-sale securities, net of
 tax benefit                                                                       (12,200)     (12,200)
                                -----------  -------- ----------- -----------  -----------  -----------

BALANCE AT
 JUNE 30, 1997
 (DEFICIT)                         180,000  $900,000  $1,800,000   $ 3,129,251   $  (4,949)  $5,824,302
                                ==========  ========  ==========   ===========  ==========   ==========



                                     -F-7-

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Woodhaven National Bank
Fort Worth, Texas

        We have audited the accompanying balance sheets of Woodhaven National Bank as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodhaven National Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

        Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The other financial information on page 17 is presented for the purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                            /s/ Stovall, Grandey & Whatley

                                            STOVALL, GRANDEY & WHATLEY


February 14, 1997
Fort Worth, Texas

                                    -F-8-

                            WOODHAVEN NATIONAL BANK
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS


                                                   1996         1995
                                                -----------  -----------

CASH AND DUE FROM BANKS                         $ 3,356,607  $ 2,560,038

FEDERAL FUNDS SOLD                                5,945,000    3,355,000

INVESTMENT SECURITIES - Note 2
 Available-for-sale                               8,008,988   12,480,832

LOANS, Net of unearned discount and fees
 and allowance for loan losses - Note 3          48,449,056   35,430,118

BANK PREMISES AND EQUIPMENT, Net of
accumulated depreciation - Note 4                 1,502,994    1,454,405

OTHER REAL ESTATE                                      -         108,939

NET DEFERRED TAX ASSET - Note 5                      72,574       53,763

ACCRUED INTEREST RECEIVABLE AND
 OTHER ASSETS                                       601,379      568,097
                                                -----------  -----------




TOTAL ASSETS                                    $67,936,598  $56,011,192
                                                ===========  ===========

  The accompanying Notes are an integral part of these financial statements.

                                    -F-9-

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                         1996         1995
                                                      -----------  -----------
DEPOSITS
 Demand                                               $14,668,853  $12,052,618
 Interest bearing transaction accounts                 21,387,927   18,155,782
 Savings                                                2,082,777    2,283,434
 Time                                                  24,059,314   19,057,738
                                                      -----------  -----------
                   TOTAL DEPOSITS                      62,198,871   51,549,572

SECURITIES SOLD UNDER AGREEMENTS
 TO REPURCHASE                                            433,845       91,013

OTHER LIABILITIES
 Accrued interest payable                                 134,495      142,501
 Accrued expenses and other liabilities                    28,524       55,107
 Federal income taxes payable - current - Note 5           14,334      136,829
                                                      -----------  -----------
              TOTAL OTHER LIABILITIES                     177,353      334,437
                                                      -----------  -----------

TOTAL LIABILITIES                                      62,810,069   51,975,022

COMMITMENTS AND CONTINGENCIES - Notes 8, 9, and 10

SHAREHOLDERS' EQUITY - Notes 11 and 12
 Common stock - par value $5 a share:
  Authorized - 200,000 shares
  Issued and outstanding - 180,000 shares                 900,000      900,000
 Capital surplus                                        1,800,000    1,800,000
 Retained earnings                                      2,419,278    1,307,667
 Unrealized gain on available-for-sale
  securities, net of tax of $3,735 in 1996 and
  $14,683 in 1995                                           7,251       28,503
                                                      -----------  -----------
            TOTAL SHAREHOLDERS' EQUITY                  5,126,529    4,036,170
                                                      -----------  -----------



TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $67,936,598  $56,011,192
                                                      ===========  ===========

                                   -F-10-

                            WOODHAVEN NATIONAL BANK
                              STATEMENTS OF INCOME
                        DECEMBER 31, 1996, 1995 AND 1994

                                                1996        1995         1994
                                             ----------  -----------  ----------
INTEREST INCOME
 Interest and fees on loans                  $4,391,497   $2,935,715  $1,923,574
 Interest on investment securities -
  taxable                                       627,596      654,855     611,865
 Interest on federal funds sold and
  interest bearing deposits with financial
  institutions                                  204,587      271,915      60,071
                                             ----------   ----------  ----------
                TOTAL INTEREST INCOME         5,223,680    3,862,485   2,595,510

INTEREST EXPENSE
 On deposits                                  1,800,783    1,358,748     683,871
 On borrowed funds                               20,160          877        -
                                             ----------   ----------  ----------
               TOTAL INTEREST EXPENSE         1,820,943    1,359,625     683,871
                                             ----------   ----------  ----------
                  NET INTEREST INCOME         3,402,737    2,502,860   1,911,639

PROVISION FOR LOAN LOSSES - Note 3              238,300      122,318      83,706
                                             ----------   ----------  ----------
            NET INTEREST INCOME AFTER
            PROVISION FOR LOAN LOSSES         3,164,437    2,380,542   1,827,933

NON-INTEREST INCOME
 Service charges on deposit accounts            365,203      285,257     303,231
 Gain on securities                               2,715         -           -
 Other                                          116,332      106,033     115,833
                                             ----------   ----------  ----------
            TOTAL NON-INTEREST INCOME           484,250      391,290     419,064
                                             ----------   ----------  ----------
                                              3,648,687    2,771,832   2,246,997
NON-INTEREST EXPENSE
 Salaries and employee benefits               1,017,746      838,767     688,947
 Occupancy expense                              195,570      200,979     190,133
 Furniture and equipment expense                166,890      143,162     170,455
 Other                                          572,027      518,348     507,789
                                             ----------   ----------  ----------
           TOTAL NON-INTEREST EXPENSE         1,952,233    1,701,256   1,557,324
                                             ----------   ----------  ----------

   INCOME BEFORE FEDERAL INCOME TAXES         1,696,454    1,070,576     689,673

FEDERAL INCOME TAXES - Note 5                   584,843      369,641     237,417
                                             ----------   ----------  ----------

                           NET INCOME        $1,111,611   $  700,935  $  452,256
                                             ==========   ==========  ==========

The accompanying notes are an integral
 part of these financial statements.

                                   -F-11-

                            WOODHAVEN NATIONAL BANK
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                   Unrealized
                                        Common Stock                               Gain/(Loss)
                                    ---------------------
                                      Shares                Capital     Retained     on AFS
                                    Outstanding   Amount    Surplus     Earnings   Securities      Total
                                    -----------  --------  ----------  ----------  -----------  -----------
BALANCE AT
 JANUARY 1, 1994                        180,000  $900,000  $1,800,000  $  154,476  $      -     $2,854,476

Unrealized gain on available-
 for-sale securities, net of
 tax, at date of adoption of
 FAS 115                                                                              103,399      103,399

Net income for the year ended
 December 31, 1994                                                        452,256                  452,256

Unrealized loss on available-
 for-sale securities, net of
 tax benefit                                                                         (139,744)    (139,744)
                                       --------  --------  ----------  ----------  ----------   ----------

BALANCE AT
 DECEMBER 31, 1994
 (DEFICIT)                              180,000   900,000   1,800,000     606,732     (36,345)   3,270,387

Net income for the year ended
 December 31, 1995                                                        700,935                  700,935

Unrealized gain on available-
 for-sale securities, net of tax                                                       64,848       64,848
                                       --------  --------  ----------  ----------  ----------   ----------

BALANCE AT
 DECEMBER 31, 1995                      180,000   900,000   1,800,000   1,307,667      28,503    4,036,170

Net income for the year ended
 December 31, 1996                                                      1,111,611                1,111,611

Unrealized loss on available-
 for-sale securities, net of
 tax benefit                                                                          (21,252)     (21,252)
                                       --------  --------  ----------  ----------  ----------   ----------

BALANCE AT
 DECEMBER 31, 1996                      180,000  $900,000  $1,800,000  $2,419,278  $    7,251   $5,126,529
                                       ========  ========  ==========  ==========  ==========   ==========

The accompanying notes are an integral
 part of these financial statements.

                                   -F-12-

                            WOODHAVEN NATIONAL BANK
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                          1996            1995          1994
                                                                       ------------   ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                        $  1,111,611   $    700,935   $   452,256
     Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation                                                         94,426         81,867        63,995
        Provision for loan losses                                           238,300        122,318        83,706
        Deferred income taxes (benefit)                                      (7,863)         2,925       (55,985)
        Net premium amortization or (discount
          accretion) on investment securities                                20,722         53,216        98,769
        Gain on sale of investment securities                                (2,715)           -             -
        Valuation losses - other real estate                                    -              -          23,000
        Gain on sale of equipment                                               -             (602)         (100)
        Net loss on sale of other real estate                                 9,148            -           7,132
        (Increase ) decrease in accrued income and
          other assets                                                       71,248       (113,465)       15,804
        Increase (decrease) in accrued expenses and other
          liabilities                                                      (157,084)       (66,502)      256,324
                                                                       ------------   ------------   -----------
                   Total adjustments                                        266,182         79,757       492,645
                                                                       ------------   ------------   -----------
                                            NET CASH PROVIDED BY
                                            OPERATING ACTIVITIES          1,377,793        780,692       944,901

CASH FLOWS FROM INVESTING  ACTIVITIES:
    Net (increase) decrease in federal funds sold                        (2,590,000)    (1,750,000)      230,000
    Purchase of investment securities
      Available-for-sale                                                        -       (3,481,719)          -
      Held-to-maturity                                                          -       (1,000,000)     (491,875)
    Proceeds from sales of investment securities
      Available-for-sale                                                    694,867            -             -
    Proceeds from maturities of investment securities
      Available-for-sale                                                  3,000,000      1,150,000           -
      Held-to-maturity                                                          -              -       2,250,000
    Principal payments on mortgage backed securities
      Available-for-sale                                                    726,770         44,917        18,399
      Held-to-maturity                                                          -          643,599     1,020,592
    Net increase in loans                                               (13,259,496)   (12,343,326)   (5,093,358)
    Purchase of premises and equipment                                     (139,747)      (438,254)     (534,437)
    Proceeds from sale of equipment                                             -            1,029           100
    Proceeds from sale of other real estate                                  22,775            -          17,060
                                                                       ------------   ------------   -----------
                                                NET CASH USED BY
                                            INVESTING ACTIVITIES        (11,544,831)   (17,173,754)   (2,583,519)

The accompanying Notes are an integral
 part of these financial statements.

                                   -F-13-

                            WOODHAVEN NATIONAL BANK
                      STATEMENTS OF CASH FLOWS (continued)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                              1996         1995         1994
                                           -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand deposits,
  interest-bearing
  transaction accounts and savings         $ 5,647,723  $ 9,503,043 $ 1,325,767
 Net increase (decrease) in certificates
  of deposit                                 5,001,576    7,556,447     (32,940)
 Increase in repurchase agreements             314,308       91,013           -
                                           -----------  ----------- -----------
                     NET CASH PROVIDED BY
                     FINANCING ACTIVITIES   10,963,607   17,150,503   1,292,827
                                           -----------  ----------- -----------


NET INCREASE (DECREASE) IN CASH AND
 DUE FROM BANKS                                796,569      757,441    (345,791)

CASH AND DUE FROM BANKS AT BEGINNING
 OF YEAR                                     2,560,038    1,802,597   2,148,387
                                           -----------  ----------- -----------

CASH AND DUE FROM BANKS AT END OF YEAR     $ 3,356,607  $ 2,560,038 $ 1,802,596
                                           ===========  =========== ===========

SUPPLEMENTAL SCHEDULE OF OPERATING AND INVESTING ACTIVITIES:

(1)  Interest paid                         $ 1,828,949  $ 1,271,478  $  690,069
(2)  Income taxes paid                         715,201      486,211      26,835
(3)  Income taxes refunded                           -            -      29,028
(4)  Other real estate acquired through
     loan foreclosures                         178,861       10,299      28,640
(5)  Bank financed sales of other real
     estate                                    255,877            -     122,000


                                   -F-14-

                           WOODHAVEN NATIONAL BANK
                        NOTES TO FINANCIAL STATEMENTS


NOTE 1 - Summary of Significant Accounting Policies
------

      The accounting and reporting policies of Woodhaven National Bank are in accordance with generally accepted accounting principles. A summary of the more significant policies follows:

      Investment Securities
      ---------------------

             Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). Under the provisions of SFAS 115, investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available-for-sale, net of the tax effect, are recognized as direct increases or decreases in shareholders' equity.

             Gains or losses on disposition are recognized using the specific identification method.

      Loans and Allowance For Loan Losses
      -----------------------------------

             Loans are stated at the principal amount outstanding less unearned discount and the allowance for loan losses. Unearned discount on installment loans is recognized in income over the terms of the loans by a method approximating the interest method. Interest income on all other loans is recognized based upon the principal amounts outstanding. The accrual of interest on a loan is discontinued when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal. Interest previously earned, but uncollected on such loans, is recognized as income when collected, until such time as the loan is returned to an accrual status.

             The allowance for loan losses is comprised of amounts charged against income in the form of the provision for loan losses, less charged-off loans, net of recoveries. The amount of the provision for possible loan losses charged against income in each period is determined by management based on a number of factors, including the Bank's loss experience in relation to outstanding loans and the existing level of the allowance, prevailing and prospective economic conditions, and management's continuing review of nonperforming loans and its evaluation of the quality of the loan portfolio. Loans are placed in non-accrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful. Loans are charged against the allowance for loan losses when management believes that collection of the principal is unlikely.

                                   -F-15-

                            WOODHAVEN NATIONAL BANK
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - Summary of Significant Accounting Policies (continued)
------

      Bank Premises and Equipment
      ---------------------------

             Bank premises and equipment are stated at cost less accumulated depreciation.

             Depreciation expense is computed using the straight-line method based upon the estimated useful lives of the assets.

             Maintenance and repairs are charged to operating expenses. Renewals and betterments are added to the asset accounts and depreciated over the periods benefited. Depreciable assets sold or retired are removed from the asset and related accumulated depreciation accounts and any gain or loss is reflected in the income and expense accounts.

      Other Real Estate
      -----------------

             Other real estate is foreclosed property held pending disposition and is valued at the lower of its fair value or the recorded investment in the related loan. At foreclosure, if the fair value of the real estate acquired is less than the Bank's recorded investment in the related loan, a writedown is recognized through a charge to the allowance for loan losses. Any subsequent reduction in value is recognized by a charge to income.

      Federal Income Taxes
      --------------------

             Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax and financial reporting of the allowance for loan losses, non-accrual loans, securities and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

      Estimates
      ---------

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and Cash Equivalents
      -------------------------

             For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks".

      Reclassifications
      -----------------

             Certain accounts have been reclassified in the financial statements of December 31, 1995 to conform to the 1996 presentation.

                                   -F-16-

                            WOODHAVEN NATIONAL BANK
                         NOTES TO FINANCIAL STATEMENTS


NOTE 2 - Investment Securities
------

      The amortized cost and fair values of investment securities at December 31, 1996 and 1995 are as follows:


                                                December 31, 1996
                                ------------------------------------------------
                                                Gross        Gross
                                 Amortized    Unrealized  Unrealized      Fair
Available-For-Sale                  Cost        Gains       Losses       Value
                                ------------  ----------  ----------  ------------
 U.S. government agencies and
  corporations                  $  2,486,029  $   20,361  $     -     $  2,506,390
 U.S. government agency
  mortgage backed securities       5,430,973      31,361     (40,736)    5,421,598
 Federal Reserve Bank stock           81,000        -           -           81,000
                                ------------  ----------  ----------  ------------
     Total Securities           $  7,998,002  $   51,722  $  (40,736) $  8,008,988
                                ============  ==========  ==========  ============

     The balance sheet as of December 31, 1996 reflects the fair value of available-for-sale securities, $8,008,988. A net unrealized gain of $10,986 is in the available-for-sale investment securities balance. The unrealized gain, net of tax, is included in shareholders' equity.

                                                 December 31, 1995
                                --------------------------------------------------
                                                Gross        Gross
                                 Amortized    Unrealized  Unrealized      Fair
Available-For-Sale                 Cost         Gains       Losses        Value
                                -----------   ----------  ----------  ------------
 U.S. treasury securities       $  1,352,336  $    2,509  $     -        1,354,845
 U.S. government agencies
  and corporations                 4,135,577      54,909        (992)    4,189,494
 U.S. government agency
  mortgage backed
  securities                       6,868,733      23,009     (36,249)    6,855,493
 Federal Reserve Bank stock           81,000        -           -           81,000
                                ------------  ----------  ----------  ------------
     Total Securities           $ 12,437,646  $   80,427  $  (37,241) $ 12,480,832
                                ============  ==========  ==========  ============

     The balance sheet as of December 31, 1995 reflects the fair value of available-for-sale securities, $12,480,832. A net unrealized gain of $43,186 is in the available-for-sale investment security balance. The unrealized gain, net of tax, is included in shareholders' equity. In 1995, the Bank took the one-time opportunity to reclassify all of their investments as available-for-sale under FAS 115.

     The amortized cost and fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Securities Available-For-Sale
                                              -----------------------------
                                               Amortized
Amounts maturing in:                              Cost          Fair Value
                                              ------------     ------------
      After one year through five years       $  2,486,029     $  2,506,390
      Mortgage backed securities                 5,430,973        5,421,598
      Federal Reserve Bank Stock                    81,000           81,000
                                              ------------     ------------
       Totals                                 $  7,998,002     $  8,008,988
                                              ============     ============

     Investment securities with an amortized cost of $3,435,598 and $652,754 and a fair value of $3,442,115 and $653,264 at December 31, 1996 and 1995, were pledged to secure public deposits and for other purposes as required or permitted by law.

     Proceeds from sales of investment securities in 1996 were $694,867 and gross realized gains on such sales were $2,715. There were no sales of investment securities in 1995 or 1994.

                                   -F-17-

                            WOODHAVEN NATIONAL BANK
                         NOTES TO FINANCIAL STATEMENTS

NOTE 3 - Loans and Allowance for Loan Losses
------

     An analysis of loan categories at December 31, 1996 and 1995 is as follows:

                                                  1996           1995
                                               -----------   -----------
     Commercial                                $16,604,315   $12,389,938
     Real estate loans                          29,449,544    20,889,534
     Installment loans                           3,397,442     2,951,736
     Overdrafts                                     38,938         9,004
                                               -----------   -----------
                                                49,490,239    36,240,212
     Less:   Unearned discount and fees           (452,695)     (388,998)
             Allowance for loan losses            (588,488)     (421,096)
                                               -----------   -----------
                   Loans, Net                  $48,449,056   $35,430,118
                                               ===========   ===========

     Transactions in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 are summarized as follows:


                                                   1996       1995       1994
                                                 --------   --------   --------
     Balance, beginning of year                  $421,096   $311,231   $273,479
     Provisions, charged to income                238,300    122,318     83,706
                                                 --------   --------   --------
                                                  659,396    433,549    357,185

     Loans charged off                            (86,485)   (40,865)   (66,082)
     Recoveries of loans previously charged off    15,577     28,412     20,128
                                                 --------   --------   --------
                   Net                            (70,908)   (12,453)   (45,954)
                                                 --------   --------   --------

     Balance, end of year                        $588,488   $421,096   $311,231
                                                 ========   ========   ========

     At December 31, 1996 and 1995, the Bank had loans in the amount of $11,113 and 21,040 that were specifically classified as impaired. The allowance for loan losses related to impaired loans amounted to approximately $139 and $252 at December 31, 1996 and 1995. In addition, at December 31, 1996 and 1995, the Bank had other non-accrual loans of approximately $84,182 and $127,346, respectively, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $15,490 and $25,005 in 1996 and 1995, respectively.

     Woodhaven National Bank grants commercial, and real estate loans to customers within Tarrant County, Texas and the surrounding area. A substantial portion of its debtors' ability to honor their contracts is dependent upon the commercial and real estate economic sectors in that geographic area.

                                   -F-18-

                            WOODHAVEN NATIONAL BANK
                         NOTES TO FINANCIAL STATEMENTS


NOTE 4 - Bank Premises and Equipment
------

      The investment in bank premises and equipment at December 31, 1996 and 1995, is as follows:

                                                  1996        1995
                                              ----------  ----------
      Land                                   $  346,117  $  346,117
      Building                                1,134,470   1,068,948
      Furniture and equipment                   842,953     759,119
                                             ----------  ----------
                                              2,323,540   2,174,184
      Less accumulated depreciation
       and amortization                         823,682     745,925
                                             ----------  ----------
                                              1,499,858   1,428,259
      Construction in progress                    3,086      26,146
                                             ----------  ----------
          Bank Premises and Equipment, Net   $1,502,944  $1,454,405
                                             ==========  ==========

      Depreciation and amortization on bank premises and equipment charged to expense totaled $94,426, $81,867 and $63,995 for the years ended December 31, 1996, 1995 and 1994, respectively.


NOTE 5 - Federal Income Taxes
------

      The components of the federal income tax provision were as follows:

                                                 1996       1995       1994
                                               ---------  ---------  ---------
      Current                                  $592,706     366,716  $293,402
      Deferred                                   (7,863)      2,925   (55,985)
                                               --------    --------  --------
            Total                              $584,843    $369,641  $237,417
                                               ========    ========  ========

      At December 31, 1996 and 1995, the net deferred tax was comprised of the following temporary difference and carryforward items:

                                                 1996       1995
                                               --------   --------
      Interest accrued for tax purposes on
         loans not accruing for financial
         purposes                              $ 21,918   $ 23,284
      Loan loss provisions and allowances
         for financial reporting purposes
         greater than amounts deductible for
         tax purposes                           138,627     57,706
      Fees deferred for financial but not for
         tax purposes                               799      2,505
      Valuation allowance for other real
         estate not deductible for tax
         purposes                                   -       57,890
                                                -------    -------
                    TOTAL DEFERRED TAX ASSET    161,344    141,385

      Unrealized gain on available-for-sale
         securities                              (3,735)   (14,683)
      Excess of depreciation taken for tax
         purposes over the amount for
         financial reporting purposes           (72,663)   (67,340)
      Accretion on securities recognized for
         financial purposes but not realized
         for tax purposes                        (4,657)    (3,189)
      Other                                      (7,715)    (2,410)
                                                -------    -------
                 TOTAL DEFERRED TAX LIABILITY   (88,770)   (87,622)
                                                -------    -------
                       NET DEFERRED TAX ASSET  $ 72,574   $ 53,763
                                                =======    =======

                                   -F-19-

                            WOODHAVEN NATIONAL BANK
                         NOTES TO FINANCIAL STATEMENTS


NOTE 6 - Related Party Transactions
------

     During 1996 and 1995, the Bank had transactions made in the ordinary course of business with certain of its officers, directors and principal shareholders. All loans included in such transactions were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. The balances of these loans were approximately $1,418,037 and $1,512,645 at December 31, 1996 and 1995,
respectively.


NOTE 7 - Pension Plan
------

     Effective January 1, 1995, the Bank adopted a defined contribution plan which covers substantially all employees. Under this 401(k) plan, the Bank will match 1/2 of the first 6% of employee contributions. Employer matching contributions were $15,374 in 1996 and $11,663 in 1995.


NOTE 8 - Other Commitments and Contingent Liabilities
------

     In the normal course of business there are outstanding various commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the financial statements. There were commitments on letters of credit in the amount of $407,710 at December 31, 1996 and $236,349 at December 31, 1995. There were unfunded loan commitments of approximately $7,216,000 and $5,046,000 at December 31, 1996 and 1995, respectively. No losses are anticipated as a result of these transactions.


NOTE 9 - Compensated Absences
------

     Employees of the Bank are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. It is impracticable to estimate the amount of compensation for future absences, and accordingly, no liability has been recorded in the accompanying financial statements. The Bank's policy is to recognize the costs of compensated absences when actually paid to employees.


NOTE 10 - Litigation
-------

     The Bank is a party to certain legal actions arising in the ordinary course of its business. It is the opinion of legal counsel that the settlement of these matters will not materially affect the Bank's financial position.

                                   -F-20-

                            WOODHAVEN NATIONAL BANK
                         NOTES TO FINANCIAL STATEMENTS


NOTE 11 - Stock Option Plan
-------

     In 1995 the Bank established a Stock Option Plan. The plan provides for the granting to key employees of the Bank options to purchase the common stock of the Bank at $19 a share.

     The following is a summary of transactions for the years presented:

                                        Year Ended December 31,
                                        -----------------------
                                           1996         1995
                                        -----------  ----------
     Outstanding, beginning of year          20,000       -
     Options granted during the year          -          20,000
     Exercised during the year                -           -
     Canceled during the year                 -           -
                                        -----------  ----------
       Outstanding, end of year              20,000      20,000
                                        ===========  ==========


NOTE 12 - Regulatory Matters
-------

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets and minimum ratios of Tier I and total capital to risk-weighted assets as set forth in the table below. The Bank's actual capital ratios are also presented in the table.


                                               1996                1995
                                             --------            --------
                                          Capital Adequacy    Capital Adequacy
                                         ------------------  ------------------
                                         Required   Actual   Required   Actual
                                           Ratio     Ratio     Ratio     Ratio
                                         ---------  -------  ---------  -------

Tier I Capital (to Average Assets)            4.0%    7.89%       4.0%    8.40%
Tier I Capital (to risk Weighted Assets)      4.0%   10.06%       4.0%   10.20%
Total Capital (to Risk Weighted Assets)       8.0%   11.22%       8.0%   11.27%

     Management believes, as of December 31, 1996 and 1995, that the Bank meets all capital requirements to which it is subject.

                                   -F-21-

                         OTHER FINANCIAL IMFORMATION


                            WOODHAVEN NATIONAL BANK
                             NON-INTEREST EXPENSE

                                              1996         1995        1994
                                           -----------  ----------  ----------
SALARIES AND EMPLOYEE BENEFITS
 Salaries                                   $  854,846  $  698,256  $  587,972
 Payroll taxes                                  69,075      58,292      47,252
 Insurance                                      48,343      44,257      27,755
 401(k) plan contributions                      15,374      11,663        -
 Other                                          30,108      26,299      25,968
                                            ----------  ----------  ----------
                                 Totals      1,017,746     838,767     688,947

OCCUPANCY EXPENSE
 Depreciation - buildings                       38,867      32,373      15,911
 Lease expense                                   2,214      13,176      45,183
 Utilities                                      22,901      23,850      23,410
 Janitorial service                              8,657       8,533       5,922
 Building maintenance and repairs               28,614      21,906      14,588
 Security                                       30,840      32,404      26,801
 Insurance                                      42,462      44,082      38,531
 Ad valorem taxes                               21,015      19,397       9,150
 Amortization - leasehold improvements            -          5,258      10,637
                                            ----------  ----------  ----------
                                 Totals        195,570     200,979     190,133

FURNITURE AND EQUIPMENT EXPENSE
 Depreciation - furniture and equipment         55,559      44,236      37,447
 Maintenance and repairs                        22,709      19,150      16,543
 Rentals and leases                              6,947       8,491      12,348
 Data processing expense                        81,675      71,285     104,117
                                            ----------  ----------  ----------
                                 Totals        166,890     143,162     170,455

OTHER EXPENSE
 Advertising and public relations               60,520      60,479      23,222
 Professional services                          62,560      65,281      73,018
 Office supplies                                55,525      49,744      32,375
 Directors and committee fees                   32,269      32,700      30,600
 Regulatory assessments                         27,092      61,718      92,828
 ATM fees and expenses                          38,275      40,642      41,589
 Postage                                        38,915      36,252      28,945
 Other losses                                   21,014      14,289      10,619
 Auto and travel                                35,767      33,157      21,739
 Franchise taxes                                 9,435       7,891       6,824
 Telephone                                      27,570      18,846      14,767
 Courier and armored motor service              11,530      11,502      11,019
 Other real estate                               1,564       6,146      35,225
 Credit card expense                            24,504      15,908      14,206
 SBA loan expense                               67,486      29,189       5,818
 Miscellaneous                                  58,001      34,604      64,995
                                            ----------  ----------  ----------
                                 Totals        572,027     518,348     507,789
                                            ----------  ----------  ----------
             TOTAL NON-INTEREST EXPENSE     $1,952,233  $1,701,256  $1,557,324
                                            ==========  ==========  ==========

See Independent Auditor's Report.

                                   -F-22-

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

          AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 22 day of April, 1997, by and between WOODHAVEN NATIONAL BANK ("WNB"), a national banking association , and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

          WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will consolidate with and into WNB (the "Consolidation") pursuant to a plan of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of WNB of the par value of $5.00 per share ("WNB Common Stock") outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

          NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

          1.  Basic Plan of Reorganization

          (a)  Consolidation.  Subject to the terms and conditions contained
               -------------
herein, a wholly-owned subsidiary of Norwest ("Consolidation Co.") will be consolidated by statutory consolidation with and into WNB, under the charter of WNB, pursuant to the provisions of (S)215 of the National Bank Act ("National Bank Act") and pursuant to the Consolidation Agreement, in which consolidation each share of WNB Common Stock outstanding immediately prior to the Effective Time of the Consolidation (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the sum of (i) the number of shares of WNB Common Stock outstanding immediately prior to the Effective Time of the Consolidation, and (ii) the number of shares of WNB Common Stock issuable pursuant to the exercise of vested and exercisable WNB Options (as defined below) outstanding immediately prior to the Effective Time of the Consolidation. The "Adjusted Norwest Shares" shall mean the number equal to $10,000,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of WNB held to vote on this Agreement and the Consolidation Agreement.

          (b)  Norwest Common Stock Adjustments.  If, between the date hereof
               --------------------------------
and the Effective Time of the Consolidation (as defined in subparagraph (d) below), shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of WNB Common Stock shall be converted pursuant to subparagraph (a) above and/or the price of such shares for the purposes of calculating the Norwest

Measurement Price will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of WNB Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holder of a share of WNB Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or similar transaction or stock dividend, had the record date therefor been immediately following the Effective Time of the Consolidation (as defined in subparagraph (d) below).

          (c)  Fractional Shares.  No fractional shares of Norwest Common Stock
               -----------------
and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the Effective Date of the Consolidation (as defined in subparagraph (d) below).

          (d)  Mechanics of Closing Consolidation.  Subject to the terms and
               ----------------------------------
conditions set forth herein, the Consolidation Agreement shall be executed and it shall be filed with the Office of the Comptroller of the Currency (the "Comptroller"). The closing of the Consolidation will occur on a mutually agreeable date, which date shall be no later than ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in paragraphs 6, 7 and 8 of this Agreement (excluding any conditions that cannot be satisfied until the closing date) or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Consolidation to be completed as soon as practicable after the receipt of approval by the WNB shareholders of this Agreement and the Consolidation Agreement, the receipt of final regulatory approval of the Consolidation, and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The Consolidation shall become effective (the "Effective Date of the Consolidation") on the date specified in the Certificate of Approval of Consolidation to be issued by the Comptroller. The "Effective Time of the Consolidation" shall be 11:59 p.m. Fort Worth, Texas time on the Effective Date of the Consolidation. At the Effective Time of the Consolidation, the separate existence of Consolidation Co. shall cease and Consolidation Co. will be consolidated with and into WNB pursuant to the Consolidation Agreement.

          The closing of the transactions contemplated by this Agreement and the Consolidation Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota, or at such other place as the parties shall mutually agree.

          2. Representations and Warranties of WNB. WNB represents and warrants to Norwest as follows:

          (a)  Organization and Authority.  WNB is a national banking
               --------------------------
association duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on WNB and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. WNB has furnished Norwest true and correct copies of its articles of association and bylaws, as amended.

          (b)  WNB's Subsidiaries.  WNB does not now have, and has never had,
               ------------------
any subsidiaries. Except as set forth on Schedule 2(b), WNB does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

          (c)  Capitalization.  The authorized capital stock of WNB consists of
               ---------------
200,000 shares of common stock, $5.00 par value, of which as of the close of business on December 31, 1996, 180,000 shares were outstanding and no shares were held in the treasury. As of the date hereof, there are outstanding options (each a "WNB Option") to purchase an aggregate of 20,000 shares of WNB Common Stock under two separate stock option agreements (the "WNB Option Agreements"), each entered into and effective as of January 1, 1995. The maximum number of shares of WNB Common Stock (assuming for this purpose that phantom shares and other share-equivalents, constitute WNB Common Stock) that would be outstanding as of the Effective Date of the Consolidation if all options, warrants, conversion rights and other rights with respect thereto were exercised is 200,000. All of the outstanding shares of capital stock of WNB have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating WNB to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of WNB. Since December 31, 1996, no shares of WNB capital stock have been issued, purchased, redeemed or otherwise acquired, directly or indirectly, by WNB, and, except as set forth on
Schedule 2(c), no dividends or other distributions have been declared, set aside, made or paid to the shareholders of WNB.

          (d)  Authorization.  WNB has the corporate power and authority to
               -------------
enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Consolidation Agreement by WNB and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of WNB. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over WNB as may be required by statute or regulation, this Agreement and the Consolidation Agreement are valid and binding obligations of WNB enforceable against WNB in accordance with their respective terms.

          Except as set forth on Schedule 2(d), neither the execution, delivery and performance by WNB of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by WNB with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of WNB under any of the terms, conditions or provisions of
(x) its articles of association or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WNB is a party or by which it may be bound, or to which WNB or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of WNB, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to WNB or any of its properties or assets.

          Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); and filings required to effect the Consolidation under the National Bank Act, including the approval of any proxy materials by the Comptroller pursuant to the Comptroller's rules and regulations, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by WNB of the transactions contemplated by this Agreement and the Consolidation Agreement.

          (e)  WNB Financial Statements. The balance sheets of WNB as of
               ------------------------
December 31, 1996 and 1995 and related statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 1996, together with the notes thereto, audited by Stovall, Grandey & Whatley, Fort Worth, Texas (collectively, the "WNB Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of WNB at the dates and the results of operations and cash flows of WNB for the periods stated therein.

          (f)  Reports.  Since December 31, 1990, WNB has filed all reports,
               -------
registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation (the "FDIC"), (iii) the Comptroller, and
(iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "WNB Reports". As of their respective dates, the WNB Reports complied in all material respects with all the rules and regulations promulgated by the Comptroller, Federal Reserve Board, the FDIC, and applicable state securities and banking authorities, as the case may be, and did not contain any untrue statement of a material fact. Copies of all the WNB Reports have been made available to Norwest by WNB. WNB is not required to file reports with the Securities and Exchange Commission (the "SEC") pursuant to either
Section 12 or Section 15(d) of the Exchange Act.

          (g)  Properties and Leases.  Except as may be reflected in the WNB
               ---------------------
Financial Statements, and except for any lien for current taxes not yet delinquent, WNB has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in WNB's balance sheet as of December 31, 1996, and to all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property pursuant to which WNB, as lessee, leases real property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by WNB or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all WNB's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

          (h)  Taxes.  WNB has filed all federal, state, county, local and
               -----
foreign tax returns, including information returns, required to be filed by it and has paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of WNB for the fiscal year ended December 31, 1993, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except as set forth on Schedule 2(h), (i) WNB is not a party to any pending action or proceeding, nor to the best knowledge of WNB is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of WNB which has not been settled, resolved and fully satisfied. WNB has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The balance sheet as of December 31, 1996, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of WNB with respect to all periods through the date thereof.

          (i)  Absence of Certain Changes.  Since December 31, 1996, there has
               --------------------------
been no change in the business, financial condition or results of operations of WNB which has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of WNB (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

          (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
               -------------------------
WNB is not a party or subject to any of the following (whether written or oral, express or implied):

                    (i) any employment contract or understanding (including any understandings or obligations with respect to severance pay, termination pay or fringe benefits) with any present or former officer, director, employee or consultant pursuant to which WNB has any current or future obligation or liability, other than solely an obligation of confidentiality (other than those which are terminable at will by WNB);

                    (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

                    (iii)  any labor contract or agreement with any labor union;

                    (iv) any contract containing covenants which (a) limit the ability of WNB to compete in any line of business or with any person,
          (b) involve any restriction of the geographical area in which, or method by which, WNB may carry on its business (other than as may be required by law or applicable regulatory authorities), or (c) require WNB to deal exclusively with any vendor, service provider or other third party;

                    (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

                    (vi) any lease of personal property with annual rental payments aggregating $10,000 or more;

                    (vii) any other contract or agreement that has a term of one year or more and annual payments of $10,000 or more;

                    (viii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

                    (ix) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

          (k)  Litigation and Other Proceedings. WNB has furnished Norwest
               --------------------------------
copies of (i) all attorney responses to the request of the independent auditors for WNB with respect to loss contingencies as of December 31, 1996, and (ii) a written list of all legal and regulatory proceedings filed against WNB since said date. WNB is not a party to any pending or, to the best knowledge of WNB, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or would not reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of WNB.

          (l)  Insurance.  WNB is presently insured, and during each of the
               ---------
past five calendar years has been insured, for reasonable amounts with insurance companies that, to the best knowledge of WNB, are financially sound and reputable against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. WNB has delivered to Norwest correct and complete copies of all material policies of insurance of WNB currently in effect.

          (m)  Compliance with Laws.  WNB has all permits, licenses,
               --------------------
authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of WNB; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of WNB, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by WNB of its business and the condition and use of its properties do not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. WNB is not in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court which reasonably would be expected to have a material adverse effect on the business or properties of WNB. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of WNB which reasonably would be expected to have a material adverse effect on the business or properties of WNB.

          (n)  Labor.  No work stoppage involving WNB is pending or, to the best
               -----
knowledge of WNB, threatened. WNB is not involved in, or to the best knowledge of WNB threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of WNB.

          (o)  Material Interests of Certain Persons.  Except as set forth on
               -------------------------------------
Schedule 2(o), to the best knowledge of WNB, no beneficial owner of 5% or more of the outstanding capital stock of WNB, or any officer or director of WNB, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such 5% shareholder, officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of WNB.

          Schedule 2(o) also sets forth a correct and complete list of any loan or other extension of credit from WNB to any present officer, director, employee or "principal shareholder" (as such term is defined under Regulation O of the Federal Reserve Board) of WNB or to any associate or related interest of any such person including those required to be approved by or reported to WNB's Board of Directors pursuant to Regulation O.



          (p)  WNB Benefit Plans.
               -----------------

                    (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which WNB acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by WNB, are those set forth on Schedule 2(p)(i) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                    (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p)(ii), WNB has received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA '86") for each of the Plans to which the qualification requirements of
          Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. WNB knows of no reason that any Plan subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and knows of no reason that each related trust is not exempt from taxation under
          Section 501(a) of the Code.

                    (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year, exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

                    (iv) Except as disclosed in Schedule 2(p)(iv), and to the best knowledge of WNB, no Plan or any trust created thereunder or any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, or has violated any of the fiduciary standards under Part 4 of Title I of ERISA, which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to WNB.

                    (v) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events", as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

                    (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in
          Section 412 of the Code (whether or not waived), during the last five Plan years which would result in a material liability.

                    (vii) Except as disclosed in Schedule 2(p)(vii), neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of WNB under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

          (q)  Proxy Statement, etc.  None of the information regarding WNB
               --------------------
supplied or to be supplied by WNB for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of WNB Common Stock pursuant to the provisions of the Consolidation Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to WNB's shareholders in connection with the meeting to be called to consider the Consolidation (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement as amended or supplemented at the time of the meeting of shareholders referred to in paragraph 4(c), contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents WNB is responsible for filing with any regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

          (r)  Registration Obligations.  Except as set forth on Schedule 2(r),
               ------------------------
WNB is not under any obligation, contingent or otherwise, which will survive the Consolidation, by reason of any agreement to register any of its securities under the Securities Act.

          (s)  Brokers and Finders.  Except as set forth on Schedule 2(s),
               -------------------
neither WNB nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for WNB in connection with this Agreement, the Consolidation Agreement and/or the transactions contemplated hereby and thereby.

          (t)  Fiduciary Activities.  Except as set forth in Schedule 2(t), WNB
               --------------------
does not have and has never had any accounts for which it has acted as a fiduciary, including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

          (u)  No Defaults.  WNB is not in default, and no event has occurred
               -----------
which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or would reasonably be expected to have a material adverse effect upon WNB. To the best of WNB's knowledge, all parties with whom WNB has material leases, agreements or contracts or who owe to WNB material obligations, other than with respect to those arising in the ordinary course of the banking business of WNB, are in compliance therewith in all material respects.

          (v)  Environmental Liability.  There is no legal, administrative, or
               -----------------------
other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on WNB of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the best of WNB's knowledge, threatened against WNB the result of which has had or would reasonably be expected to have a material adverse effect upon WNB; to the best of WNB's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of WNB's knowledge, WNB is not subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. WNB has provided Norwest with copies of all environmental assessments, reports, studies and other documents in its possession which set forth the results of investigations designed to assess compliance with or liability under environmental laws with respect to each bank facility and each non-residential OREO property.

          (w)  Regulatory Impediments.  As of the date hereof, WNB is not aware
               ----------------------
of the existence of any factor that would materially delay or materially hinder the issuance of any regulatory approval necessary to consummate the Consolidation.

          3. Representations and Warranties of Norwest. Norwest represents and warrants to WNB as follows:

          (a)  Organization and Authority.  Norwest is a corporation duly
               --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

          (b)  Norwest Subsidiaries.  Schedule 3(b) sets forth a complete and
               --------------------
correct list as of December 31, 1996, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (c)  Norwest Capitalization.  The authorized capital stock of Norwest
               ----------------------
consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1996, 980,000 shares (including 25,000 shares held by a subsidiary) of Cumulative Tracking Preferred Stock, at $200 stated value, 11,949 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 23,190 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 30,951 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1996, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on September 30, 1996, 370,342,549 shares were outstanding and 5,191,076 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

          (d)  Authorization.  Norwest has the corporate power and authority to
               -------------
enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Consolidation Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

          Neither the execution, delivery and performance by Norwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

          Other than in connection with or in compliance with (i) the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states and filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and (ii) filings required to effect the Consolidation under the National Bank Act, including the approval of any proxy materials by the Comptroller pursuant to the Comptroller's rules and regulations, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

         (e)  Norwest Financial Statements.  The consolidated balance sheets of
              ----------------------------
Norwest and Norwest's subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1996 and the related unaudited consolidated statements of income and cash flows for the three months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

          (f)  Reports.  Since December 31, 1990, each of Norwest and the
               -------
Norwest Subsidiaries has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with
(i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (g)  Properties and Leases.  Except as may be reflected in the Norwest
               ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of December 31, 1996 included in Norwest's Annual Report on Form 10-K for the period then ended, and to all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

          (h)  Taxes.  Each of Norwest and the Norwest Subsidiaries has filed
               -----
all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

          (i)  Absence of Certain Changes.  Since December 31, 1996, there has
               --------------------------
been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

          (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j),
               -------------------------
as of December 31, 1996, neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                    (i)    any labor contract or agreement with any labor union;

                    (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities); or

                    (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

          (k)  Litigation and Other Proceedings.  Neither Norwest nor any
               --------------------------------
Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

          (l)  Insurance.  Each of Norwest and the Norwest Subsidiaries is
               ---------
presently insured or self-insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

          (m)  Compliance with Laws.  Each of Norwest and the Norwest
               --------------------
Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

          (n)  Labor.  No work stoppage involving Norwest or any Norwest
               -----
Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary.

          (o)  Norwest Benefit Plans.
               ---------------------

                    (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o)(i) (the "Norwest

          Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                    (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o)(ii), Norwest or the Norwest Subsidiaries have applied for favorable determination letters from the Internal Revenue Service under the provisions of TRA '86 for the Norwest Corporation Pension Plan and the Norwest Corporation Savings Investment Plan. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of
          Section 401(a) of the Code is not "qualified" within the meaning of
          Section 401(a) of the Code and knows of no reason that each related trust is not exempt from taxation under Section 501(a) of the Code.

                    (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

                    (iv) Except as set forth on Schedule 3(o)(iv), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, or any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in
          Section 4975 of the Code or Section 406 of ERISA or has violated any of the fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

                    (v) Except as set forth on Schedule 3(o)(v), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

                    (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

                    (vii) Neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p)  Registration Statement, etc.  None of the information regarding
          ---------------------------
Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement as amended or supplemented at the time of the meeting of shareholders referred to in paragraph 4(c), contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and with any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (q)  Brokers and Finders.  Neither Norwest nor any Norwest Subsidiary nor
          -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (r)  No Defaults.  Neither Norwest nor any Norwest Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on Norwest or any Norwest Subsidiary of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and, to the best of Norwest's knowledge, neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t)  Consolidation Co.  As of the Closing Date, Consolidation Co. will be
          ----------------
an interim national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of the United States, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, Consolidation Co. will not have conducted any business or own any significant assets or owe any significant liabilities.

     (w)  Regulatory Impediments. As of the date hereof, Norwest is not aware of
          ----------------------
the existence of any factor that would materially delay or materially hinder the issuance of any regulatory approval necessary to consummate the Consolidation.

     4.  Covenants of WNB.  WNB covenants and agrees with Norwest as follows:

     (a)  Affirmative Covenants.  Except as otherwise contemplated by this
          ---------------------
Agreement, from the date hereof until the Effective Time of the Consolidation, WNB will:

          (i) maintain its corporate existence in good standing, maintain the general character of its business and conduct its business in its ordinary and usual manner;

          (ii) extend credit in accordance with existing lending policies, except that other than pursuant to commitments made prior to the date of this Agreement it shall not, without the prior written consent of Norwest (which consent shall be deemed granted unless written objection is received by WNB within five business days of any request for such approval), (A) renew any existing loan to its established customers for an amount in excess of $200,000, or (B) establish any new customer borrowing relationship in excess of $100,000;

          (iii) maintain proper business and accounting records in accordance with generally accepted accounting principles;

          (iv) maintain its properties in good repair and condition, ordinary wear and tear excepted;

          (v) maintain in all material respects presently existing insurance coverage;

          (vi) use its best efforts to preserve its business organization intact, keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

          (vii) use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Consolidation;

          (viii) comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of WNB, the non-compliance with which reasonably could be expected to have a material adverse effect on WNB; and

          (ix) permit Norwest and its representatives (including KPMG Peat Marwick) to examine its books, records and properties and to interview its officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of WNB herein expressed.

     (b)  Negative Covenants.  Except as otherwise contemplated by this
          ------------------
Agreement, from the date hereof until the Effective Time of the Consolidation, WNB will not (without the prior written consent of Norwest):

          (i) amend or otherwise change its articles of association or bylaws;

          (ii) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities;

          (iii) authorize or incur any long-term debt (other than deposit liabilities) or mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business;

          (iv) enter into any material agreement, contract or commitment in excess of $10,000, except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof;

          (v) make any investments except investments made in the ordinary course of business having a maturity at issuance of not more than one year and in amounts of $100,000 or less;

          (vi) amend or terminate any Plan except as required by law, or make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof;

          (vii) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock;

          (viii) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of WNB;

          (ix) increase the compensation of any officers, directors or employees, except pursuant to existing compensation plans and practices; or

          (x) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c)  Shareholder Meeting.  The Board of Directors of WNB will duly call,
          -------------------
and will cause to be held a meeting of its shareholders and will direct that this Agreement and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of WNB will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the National Bank Act and other applicable laws and regulations, (ii) except to the extent that the Board of Directors of WNB shall conclude in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Consolidation Agreement, and (B) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d)  Information Supplied by WNB.  WNB will furnish or cause to be
          ---------------------------
furnished to Norwest all the information concerning WNB required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, and in any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year furnished pursuant to this paragraph must include the audit opinion of Stovall, Grandey & Whatley and such independent auditor's consent to use such opinion in the Registration Statement. Any interim quarterly financial information provided under this paragraph must have been reviewed by Stovall, Grandey & Whatley in accordance with generally accepted auditing standards, and WNB must provide Norwest with a copy of such review report.

     (e)  Regulatory Approvals.  WNB will take all necessary corporate and other
          --------------------
action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of WNB to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f)  Delivery of Closing Documents.  WNB will use its best efforts to
          -----------------------------
deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g)  Confidential Information.  WNB will hold in confidence all nonpublic
          ------------------------
documents and information concerning Norwest and its subsidiaries furnished to WNB and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to WNB's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. In the event that WNB or its representatives receive a request pursuant to judicial or regulatory process to disclose such confidential information, WNB will, unless prohibited by law, promptly notify Norwest of such request and will cooperate with Norwest, at Norwest's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such confidential information. If the transactions contemplated by this Agreement shall not be consummated, such confidential treatment shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to WNB, in the public domain, or later acquired by WNB on a nonconfidential basis) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately be returned to Norwest.

     (h)  Competing Transactions.  Neither WNB nor any director, officer,
         -----------------------
representative or agent thereof will, directly or indirectly, solicit, authorize the solicitation of or, except to the extent the Board of Directors of WNB shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with, or provide any information to, any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of WNB, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of WNB except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with WNB. If any corporation, partnership, person or other entity or group makes an offer or inquiry to WNB concerning any of the foregoing, WNB will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i)  Public Disclosure.  WNB shall consult with Norwest as to the form,
          -----------------
substance and timing of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j)  Benefit Plans.  Prior to the Effective Date of the Consolidation, WNB
          -------------
will take all action necessary, required or requested by Norwest (i) to comply with the provisions of paragraph 9 hereof relating to the qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Consolidation, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code, provided that WNB will not be required to submit such application to the Internal Revenue Service if the Internal Revenue Service does not accept such application prior to the Effective Date of the Consolidation.

     (k)  Affiliate Letters.  WNB shall use its best efforts to obtain and
         ------------------
deliver to Norwest at least 32 days prior to the Effective Date of the Consolidation signed representations, substantially in the form attached hereto as Exhibit B, by each executive officer, director or shareholder of WNB who may reasonably be deemed an "affiliate" of WNB within the meaning of such term as used in Rule 145 under the Securities Act.

     (l)  Accounting Practices.  Prior to the Effective Date of the
          --------------------
Consolidation, WNB shall establish such additional accruals and reserves as may be necessary (i) to conform WNB's accounting and credit loss reserve practices and methods to those of Norwest, consistent with Norwest's plans with respect to the conduct of WNB's business following the Consolidation, and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by WNB of the Consolidation and the other transactions contemplated by this Agreement; provided, however, that WNB's compliance with this paragraph 4(l) shall in no case constitute a breach of any other representation, warranty or covenant contained in this Agreement.

     (m)  Environmental Reports.  WNB shall obtain, at its sole expense, Phase I
          ---------------------
environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than May 23, 1997, and written reports shall be delivered to Norwest no later than June 20, 1997. WNB shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. WNB shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property), and a written report of the results shall be delivered to Norwest within four weeks of the date of this Agreement.

     (n)  Title Commitments and Surveys.  WNB shall obtain from a company
          -----------------------------
reasonably acceptable to Norwest, at WNB's sole expense, commitments for title insurance and boundary surveys for each owned bank facility, which commitments and surveys shall be delivered to Norwest no later than May 23, 1997.

     (o)  Favorable Accounting Treatment.  WNB shall not knowingly take any
          ------------------------------
action which, with respect to WNB, would disqualify the Consolidation as a "pooling of interests" for accounting purposes.

     (p)  Data Processing Review.  Prior to the Closing Date, WNB shall use its
          ----------------------
best efforts to obtain the consent of Overton Bank and Trust Company ("Overton"), WNB's current data processing services provider, to an audit of Overton's data processing activities by an independent third party reasonably acceptable to Norwest, Overton and WNB, which audit shall be performed at WNB's sole expense, and a copy of the report from which audit shall be delivered to Norwest.

     (q)  Conversion of WNB Options.  At the Effective Time of the
          -------------------------
Consolidation, each WNB Option granted by WNB to purchase shares of WNB Common Stock under the WNB Option Agreements which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Norwest Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable WNB Option Agreement).

          (i) The number of shares of Norwest Common Stock to be subject to the new option shall be the product of the number of shares of WNB Common Stock subject to the original WNB Option and the "Exchange Ratio", which for purposes of this Agreement shall mean the Adjusted Norwest Shares divided by the number of shares of WNB Common Stock outstanding immediately prior to the Effective Time of the Consolidation; provided that any fractional shares of Norwest Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (ii) The exercise price per share of Norwest Common Stock under the new option shall be equal to the exercise price per share of WNB Common Stock under the original WNB Option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

The shares of Norwest Common Stock that will be issued pursuant to this Agreement pursuant to a conversion of a share of WNB Common Stock with forfeiture restrictions under the applicable WNB Option Agreement immediately prior to the Effective Time of the Consolidation shall be subject to such restrictions under the terms of such WNB Option Agreement as if such shares of Norwest Common Stock had remained shares of WNB Common Stock. Subject to the specific terms and conditions of the WNB Option Agreements, Norwest shall administer the WNB Option Agreements in the same manner and in accordance with the same procedures as it administers Norwest's stock option plans.

     5. Covenants of Norwest. Norwest covenants and agrees with WNB as follows:

     (a)  Affirmative Covenants.  From the date hereof until the Effective Time
          ---------------------
of the Consolidation, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b)  Information Supplied by Norwest.  Norwest will furnish to WNB all the
          -------------------------------
information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of WNB, or in any statement or application made by WNB to any governmental body in connection with the transactions contemplated by this Agreement.

     (c)  Registration Statement.  As promptly as practicable after the
          ----------------------
execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of WNB pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the WNB shareholders, at the time of the WNB shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Consolidation, the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph
            --------  -------
shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by WNB for use in the Registration Statement or the Prospectus.

     (d)  Stock Exchange Listing.  Norwest will file all documents required to
          ----------------------
be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e)  Norwest Shares.  The shares of Norwest Common Stock to be issued by
          --------------
Norwest to the shareholders of WNB pursuant to this Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of WNB pursuant to the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f)  Blue Sky Approvals.  Norwest will file all documents required to
          ------------------
obtain prior to the Effective Time of the Consolidation all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals. Norwest will endeavor to furnish WNB with copies of all such filings contemporaneously with their submission to the applicable authorities, and will furnish WNB with copies of all documents evidencing such consents and approvals, and all correspondence received from such authorities with respect thereto, promptly upon receipt thereof.

     (g)  Other Regulatory Approvals.  Norwest will take all necessary corporate
          --------------------------
and other action and file all documents required to obtain, and will use its best efforts to obtain, all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with WNB to obtain all such approvals and consents required by WNB. Norwest will endeavor to furnish WNB with copies of all such filings contemporaneously with their submission to the applicable authorities, and will furnish WNB with copies of all documents evidencing such consents and approvals, and all correspondence received from such authorities with respect thereto, promptly upon receipt thereof.

     (h)  Confidential Information.  Norwest will hold in confidence all
          ------------------------
nonpublic documents and information concerning WNB furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. In the event that Norwest or its representatives receive a request pursuant to judicial or regulatory process to disclose such confidential information, Norwest will, unless prohibited by law, promptly notify WNB of such request and will cooperate with WNB, at WNB's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such confidential information. If the transactions contemplated by this Agreement shall not be consummated, such confidential treatment shall be maintained and such information shall not be used in competition with WNB (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources on a nonconfidential basis) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to WNB.

     (i)  Corporate Consolidation Filings.  Norwest will file any documents or
          -------------------------------
agreements required to be filed in connection with the Consolidation under the National Bank Act.

     (j)  Delivery of Closing Documents.  Norwest will use its best efforts to
          -----------------------------
deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k)  Public Disclosure.  Norwest shall consult with WNB as to the form,
          -----------------
substance and timing of any proposed press release or other proposed public disclosure of matters related to this Agreement or to any of the transactions contemplated hereby.

     (l)  Access to Information.  For a period not exceeding fifteen (15) days
          ---------------------
prior to the Closing Date, Norwest will permit WNB and its representatives to examine Norwest's books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by WNB or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (m)  Favorable Accounting Treatment.  Neither Norwest nor any Norwest
          ------------------------------
Subsidiary shall take any action which, with respect to Norwest, would disqualify the Consolidation as a "pooling of interests" for accounting purposes. Norwest shall use its best efforts to obtain and deliver to WNB, prior to the Effective Date of the Consolidation, signed representations from the directors and executive officers of Norwest to the effect that, except for de minimus dispositions which will not disqualify the Consolidation as a pooling of interests, they will not dispose of shares of Norwest or WNB during the period commencing 30 days prior to the Effective Date of the Consolidation and ending upon publication by Norwest of financial results including at least 30 days of combined operations of WNB and Norwest.

     (n)  Indemnification Rights.  From and after the Effective Time of the
          ----------------------
Consolidation: (i) Norwest shall indemnify, defend (including the advancement of defense costs and expenses as reasonably determined by Norwest) and hold harmless the officers, directors and employees of WNB (the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under WNB's Articles of Association and By-laws as in effect as of the Effective Time of the Consolidation; and (ii) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of an Indemnified Party in WNB's Articles of Association or By-laws, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from facts or events that occurred before the Effective Time of the Consolidation, survive the Consolidation and continue in full force and effect. Nothing contained in this paragraph 5(n) shall be deemed to preclude the liquidation, consolidation or merger of WNB, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger. Notwithstanding anything to the contrary contained in this paragraph 5(n), nothing contained herein shall require Norwest or WNB to indemnify any person who was a director, officer or employee of WNB to a greater extent than WNB is, as of the date of this Agreement, required to indemnify any such person.

     (o)  Exchange of Shares.  At or prior to the Effective Time of the
          ------------------
Consolidation, Norwest shall deposit, or shall cause to be deposited, with Norwest Bank Minnesota, N.A. (the "Agent"), for the benefit of the holders of certificates representing shares of WNB Common Stock (the "Certificates"), for exchange in accordance herewith and the Consolidation Agreement, a certificate or certificates representing the shares of Norwest Common Stock and the cash in lieu of fractional shares to be issued and paid pursuant hereto and the Consolidation Agreement in exchange for outstanding shares of WNB Common Stock.

     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Norwest, the posting by such person of a bond in such amount as Norwest may reasonably direct (but in no event in an amount in excess of 110% of the then market value of the underlying shares of such Norwest Common Stock) as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Norwest Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant hereto and the Consolidation Agreement.

     As soon as practicable after the Effective Time of the Consolidation, the Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Norwest Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such certificates shall have been converted pursuant hereto and the Consolidation Agreement.

     6. Conditions Precedent to Each Party's Obligation. The respective obligations of each party to effect the Consolidation shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

     (a)  Shareholder Approval.  This Agreement and the Consolidation Agreement
          --------------------
shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of WNB required for approval of a plan of consolidation in accordance with the provisions of WNB's Articles of Association, Bylaws and the National Bank Act.

     (b)  Regulatory Approvals.  Norwest shall have received approval by the
          --------------------
Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (c)  No Injunctions or Restraints.  No court or governmental authority of
          ----------------------------
competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (d)  Listing of Norwest Common Stock.  The shares of Norwest Common Stock
          -------------------------------
to be delivered to the stockholders of WNB pursuant to this Agreement and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (e)  Tax Opinion.  WNB shall have received an opinion, dated as of the
          -----------
Closing Date, of counsel to WNB substantially to the effect that, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of WNB Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;(iii) the basis of the Norwest Common Stock received by the shareholders of WNB will be the same as the basis of WNB Common Stock exchanged therefor; and
(iv) the holding period of the shares of Norwest Common Stock received by the shareholders of WNB will include the holding period of the WNB Common Stock, provided such shares of WNB Common Stock were held as a capital asset as of the Effective Time of the Consolidation.

     (f)  Registration Statement; Blue Sky Approvals.  The Registration
          ------------------------------------------
Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or shall have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (g)  Consents Under Agreements.  WNB shall have obtained any and all
          -------------------------
material consents or waivers from other parties to loan agreements, leases or other contracts material to WNB's business required for the consummation of the Consolidation, and WNB shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Consolidation.

     7. Conditions Precedent to the Obligation of WNB. The obligation of WNB to effect the Consolidation shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by WNB:

     (a)  Representations and Warranties.  Except as they may be affected by
          ------------------------------
transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b)  Performance of Norwest's Obligations.  Norwest shall have, or shall
          ------------------------------------
have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Consolidation Co. at or before the Time of Filing.

     (c)  Norwest Compliance Certificate.  WNB shall have received a favorable
          ------------------------------
certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 7.

     (d)  No Material Adverse Change.  Since December 31, 1996, no change shall
          --------------------------
have occurred and no circumstances shall exist which have had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Norwest and its subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     8. Conditions Precedent to Obligation of Norwest. The obligation of Norwest to effect the Consolidation shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Norwest:

     (a)  Representations and Warranties.  Except as they may be affected by
          ------------------------------
transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to WNB as if made at the Time of Filing.

     (b)  Performance of WNB's Obligations.  WNB shall have, or shall have
          --------------------------------
caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c)  WNB Compliance Certificate.  Norwest shall have received a favorable
          --------------------------
certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman or President and by the Secretary or Assistant Secretary of WNB, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 8.

     (d)   Absence of Burdensome Conditions.  No approvals, licenses or consents
           --------------------------------
granted by any regulatory authority shall contain any condition or requirement relating to WNB that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (e)   WNB Shares.  At any time since the date hereof, the total number of
           -----------
shares of WNB Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute WNB Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 200,000.

     (f)   Accounting Treatment.  The Consolidation shall qualify as a "pooling
           --------------------
of interests" for accounting purposes.

     (g)   CEO/CFO Letter.  Norwest shall have received from the Chief Executive
           --------------
Officer and Chief Financial Officer of WNB a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

           (i) the interim quarterly financial statements of WNB included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of WNB;

           (ii) the amounts reported in the interim quarterly financial statements of WNB agree with the general ledger of WNB;

           (iii) the annual and quarterly financial statements of WNB included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

           (iv) from the date of the most recent unaudited financial statements of WNB as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of WNB, except in each case for changes, increases or decreases that the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in net interest income, net interest income after provision for credit losses, income before income taxes, or net income and net income per share amounts of WNB, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

           (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of WNB, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of WNB and have found them to be in agreement with financial records and analyses prepared by WNB included in the annual and quarterly financial statements, except as disclosed in such letters.

     (h)   Casualty Losses, etc. WNB shall not have sustained since December 31,
           --------------------
1996 any material loss or interference with its business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (i)   Environmental Liability.  There shall be no reasonable basis for any
           -----------------------
proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on WNB of, any liability related to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including without limitation CERCLA, which has had or could reasonably be expected to have a material adverse effect upon WNB.

     (j)   No Material Adverse Change.  Except for the effects of compliance by
           --------------------------
WNB with the provisions of paragraphs 4(a)(ii), 4(b)(v) and 4(l) hereof, since December 31, 1996, no change shall have occurred and no circumstances shall exist which have had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of WNB (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     9. Employee Benefit Plans. Each person who is an employee of WNB as of the Effective Date of the Consolidation ("WNB Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a)   Employee Welfare Benefit Plans.  Each WNB Employee shall be eligible
           -------------------------------
for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans, with full credit for years of service to WNB and not subject to any pre-existing condition exclusions, except (i) in the case of the Long Term Care Plan, WNB Employees' eligibility will be subject to pre-existing conditions, and (ii) in the case of Norwest retiree medical benefits, WNB Employees will not receive credit for years of service to WNB. Each WNB Employee shall enter such plans not later than the first day of the calendar quarter that begins at least 32 days after the Effective Date of the Consolidation (the "Entry Date"):

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

Until the Entry Date for a given Norwest welfare benefit plan, Norwest intends to continue for the benefit of the WNB Employees the comparable WNB welfare benefit plans listed in Schedule 2(p)(i).

For the purpose of determining each WNB Employee's benefit for the year in which the Consolidation occurs under the Norwest Vacation Program, vacation taken by an WNB Employee prior to the Consolidation in the year in which the Consolidation occurs will be deducted from the total Norwest benefit for that year.

     (b)   Employee Retirement Benefit Plans.
           ---------------------------------

     (i) Each WNB Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to WNB for the purpose of satisfying any eligibility and vesting periods applicable to the SIP to the extent credited under the retirement plans of WNB), and shall enter the SIP not later than the first day of the calendar quarter that begins at least 32 days after the Effective Date of the Consolidation.

     (ii) Each WNB Employee shall be eligible for participation in the Norwest Pension Plan, as a new employee, under the terms thereof.

     10.   Termination and Amendment.

     (a)   Termination.  This Agreement may be terminated at any time prior to
           -----------
the Time of Filing:

           (i)   by mutual written consent of the parties hereto;

           (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by November 15, 1997, unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

           (iii) by WNB or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

           (iv) by either Norwest or WNB upon written notice to the other party if the Board of Directors of WNB shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; provided, however, that WNB shall not be permitted to terminate this Agreement pursuant to this paragraph 10(a)(iv) unless (A) it has not breached any covenant contained in paragraph 4 and (B) it delivers to Norwest simultaneously with such notice of termination a termination fee in the amount of $300,000. As used in this Agreement, "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving WNB or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, WNB, and"Superior Proposal" means a bona fide proposal or offer made by a person to acquire WNB pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of WNB on terms which the Board of Directors of WNB shall determine in good faith, after taking into account the advice of counsel, to be more favorable to WNB and its shareholders than the transactions contemplated hereby; or

           (v) by Norwest upon written notice to WNB if (A) the Board of Directors of WNB fails to recommend, withdraws, or modifies in a manner materially adverse to Norwest, its approval or recommendation of this Agreement, or the transactions contemplated hereby, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to WNB or WNB 's shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of WNB shareholders required under paragraph 4(c) (the "Shareholder Meeting"), or (C) the Shareholder Meeting is not held prior to September 30, 1997, and WNB has failed to comply with its obligations under paragraph 4(c). For purposes of this Agreement, "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving WNB or any successor to WNB, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of WNB representing 25% or more of the assets of WNB, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of WNB with or by a person or entity other than Norwest or an affiliate of Norwest.

     (b)   Effect of Termination.  Termination of this Agreement under this
           ---------------------
paragraph 10 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure to perform any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 11 shall survive such termination.

     (c)   Amendment. At any time before the Time of Filing, the parties hereto,
           ---------
by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval hereof by the shareholders of WNB shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Consolidation Agreement.

     (d)   Waiver and Other Action.  Either party hereto may, by a signed
           -----------------------
writing, give any consent, take any action pursuant to this paragraph 10 or otherwise, or waive any inaccuracies in the representations and warranties by the other party or compliance by the other party with any of the covenants and conditions herein; provided, however, that any such consent or waiver shall not operate as a consent to any other or subsequent matter or a waiver of, or estoppel with respect to, any other or subsequent inaccuracy or failure to comply.

     (f)   Termination Fee.  If this Agreement is terminated by Norwest pursuant
           ---------------
to paragraphs 10(a)(iv) or 10(a)(v), and if terminated pursuant to paragraph 10(a)(v) and prior thereto or within 12 months after such termination:

           (i) WNB or any successor to WNB shall have entered into an agreement to engage in an Acquisition Event (as defined above) or an Acquisition Event shall have occurred; or

           (ii) the Board of Directors of WNB shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of WNB approve or accept any Acquisition Event, then WNB shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Norwest a fee equal to $300,000. Norwest acknowledges and agrees that if this Agreement is terminated pursuant to paragraphs 10(a)(iv) or 10(a)(v), its exclusive remedy shall be collection of the $300,000 termination fee.

     11. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by WNB shall be borne by WNB, and all such expenses incurred by Norwest shall be borne by Norwest.

     12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party.

     13. Third Party Beneficiaries. Except as provided in paragraph 5(n), each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     14. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:


          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to WNB:

               Woodhaven National Bank
               6750 Bridge Street
               Fort Worth, Texas  76112
               Attention:  Ronald Casey, President

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     15. Complete Agreement. This Agreement and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Consolidation and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     16. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     18. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Consolidation Agreement, or contained in a certificate delivered pursuant to the Agreement or the Consolidation Agreement, shall survive the Consolidation of Consolidation Co. with and into WNB or, except as set forth in paragraph 10(b), the termination of this Agreement. The agreements contained in paragraphs 5(n) and 11 shall survive the Consolidation.

     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                         WOODHAVEN NATIONAL BANK


By:  /s/ John E. Ganoe                      By:   Ron Casey
   ----------------------------                ------------------------
Its:   Executive Vice President             Its:    President
     --------------------------                 -----------------------

                                  APPENDIX B

                   UNITED STATES CODE TITLE 12, SECTION 215

(b) Liability of consolidated association; capital stock; dissenting shareholders

     The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the
--------
necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c)  Valuation of shares

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Appraisal by the Comptroller; expenses of consolidated association; sale and resale of shares; State appraisal and consolidation law

     If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                   APPENDIX C

                              BANKING CIRCULAR 259

                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
Comptroller of the Currency
Administrator of National Banks

--------------------------------------------------------------------------------

Type:  Banking Circular                          Subject:  Stock Appraisals

--------------------------------------------------------------------------------

To:  Chief Executive Officers of National Banks, Deputy
     Comptrollers (District), Department and Division Heads, and
     Examining Personnel

PURPOSE
-------

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND
----------

Under 12 U.S.C. Sections 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC). 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

--------------------------------------------------------------------------------
Date:  March 5, 1992

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED
-------------------------

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value
------------

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker,
                                      ---- ------ -------
those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

Investment Value
----------------

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value
-------------------

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since the value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION
-----------------

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS
-----------------

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payment are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA
----------------

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS
-----------------

                 OCC                                    Average Price/
Appraisal     Appraisal          Price     Book         Earnings Ratio
Date*           Value           Offered    Value         of Peer Group
1/1/85          107.25           110.00    178.29             5.3
1/2/85           73.16               NA     66.35             6.8
1/15/85          53.41            60.00     83.95             4.8
1/31/85          22.72            20.00     38.49             5.4
2/1/85           30.63            24.00     34.08             5.7
2/25/85          27.74            27.55     41.62             5.9
4/30/85          25.98            35.00     42.21             4.5
7/30/85       3,153.10         2,640.00  6,063.66              NC
9/1/85           17.23            21.00     21.84             4.7
11/22/85        316.74           338.75    519.89             5.0
11/22/85         30.28               NA     34.42             5.9
12/16/85         66.29            77.00     89.64             5.6
12/27/85         60.85            57.00    119.36             5.3
12/31/85         61.77               NA     73.56             5.9
12/31/85         75.79            40.00     58.74            12.1
1/12/86          19.93               NA     26.37             7.0
3/14/86          59.02           200.00    132.20             3.1
4/21/86          40.44            35.00     43.54             6.4
5/2/86           15.50            16.50     23.69             5.0
7/3/86          405.74               NA    612.82             3.9
7/31/86         297.34           600.00    650.63             4.4
8/22/86         103.53               NA    136.23              NC
12/26/86         16.66            95.58     43.57             4.0
12/31/86         53.39               NA     69.66             7.1
5/1/87          186.42            70.00    360.05             5.1
6/11/87          50.46            55.00     92.35             4.5
6/11/87          38.53               NA     77.75             4.5
7/31/87          13.10            57.52     20.04             6.7
8/26/87          55.92            23.75     70.88              NC
8/31/87          19.55               NA     30.64             5.0
8/31/87          10.98            60.00     17.01             4.2
10/6/87          56.48               NA     73.11             5.6
3/15/88         297.63               NA    414.95             6.1
6/2/88           27.26               NA     28.45             5.4
6/30/88         137.78           677.00    215.36             6.0
8/30/88         768.62               NA  1,090.55            10.7
3/31/89         773.62           180.00    557.30             7.9
5/26/89         136.47               NA    250.42             4.5
5/29/90           9.87                      11.04             9.9

--------------------------------------------------------------------------

* The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available
NC - Not Computed

--------------------------------------------------------------------------

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, 490 L'Enfant Plaza East, S.W., Washington, D.C. 20219, Director for Corporate Activity, Bank Organization and Structure.

/s/  Frank McGuire
--------------------------------------------
     Frank McGuire
     Acting Corporate Policy and Economic Analysis

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.   Exhibits and Financial Statement Schedules

Exhibits:    Parenthetical references to exhibits in the description of Exhibits
--------     3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2 below are incorporated by reference from such exhibits to the indicated
             reports of Norwest filed with the Securities and Exchange
             Commission under File No. 1-2979.

     2.1 --  Agreement and Plan of Reorganization dated April 22, 1997 between
             Woodhaven National Bank and Norwest Corporation (included in Proxy
             Statement-Prospectus as Appendix A).

     3.1 --  Restated Certificate of Incorporation (incorporated by reference to
             Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28,
             1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July
             3, 1995 and Exhibit 3 to Norwest's Current Report on Form 8-K dated
             June 3, 1997 (filed June 10, 1997)).

   3.1.1 --  Certificate of Designations of Powers, Preferences, and Rights of
             Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-
             Q for the quarter ended March 31, 1994).

   3.1.2 --  Certificate of Designations of Powers, Preferences, and Rights of
             Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

   3.1.3 --  Certificate of Designations of Powers, Preferences, and Rights of
             Norwest 1995 ESOP Cumulative Convertible Preferred Stock
             (incorporated by reference to Exhibit 4 to Norwest's Quarterly
             Report on Form 10-Q for the quarter ended March 31, 1995).

   3.1.4 --  Certificate of Designations with respect to the 1996 ESOP
             Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February
             26, 1996).

   3.1.5     Certificate of Designations with respect to the 1997 ESOP
             Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April
             14, 1997).


    3.2 --  By-Laws (incorporated by reference to Exhibit 3 to Norwest's
            Current Report on Form 8-K dated October 10, 1997).

    4   --  Rights Agreement, dated as of November 22, 1988, between Norwest
            Corporation and Citibank, N.A. (incorporated by reference to Exhibit
            1 to Norwest's Form 8-A dated December 6, 1988).

    4.1 --  Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
            (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated
            July 21, 1989).

    4.2 --  Certificate of Adjustment, dated June 28, 1993, to Rights Agreement
            (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

    4.3 --  Certificate of Adjustment, dated October 10, 1997, to Rights
            Agreement (incorporated by reference to Exhibit 5 to Norwest's
            Form 8-A/A dated October 14, 1997).

    5   --  Opinion of Laurel A. Holschuh counsel to Norwest.(1)

    8   --  Opinion of Brown McCarroll & Oaks Hartline(2)

   23.1 -- Consent of Laurel A. Holschuh (included as part of Exhibit 5 filed herewith).

   23.2 --  Consent of KPMG Peat Marwick LLP.

   23.3 --  Consent of Stovall, Grandey & Whatley.

   23.4 --  Consent of Brown McCarroll & Oaks Hartline (included as a part of
            Exhibit 8).

   24   --  Powers of Attorney.(1)

   99   --  Form of proxy for Special Meeting of Shareholders of Woodhaven
            National Bank(1)

----------------------------

(1) Previously filed.

(2) To be filed by amendment.


Item 22.   Undertakings

     (a)   The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

 (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (e) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 17, 1997.


                              NORWEST CORPORATION

                              By:  /s/ Richard M. Kovacevich
                                   -------------------------
                                   Richard M. Kovacevich
                                   Chairman and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed on October 17, 1997 by the following persons in the capacities indicated:


/s/ Richard M. Kovacevich               Chairman and Chief Executive Officer
-------------------------               (Principal Executive Officer)
    Richard M. Kovacevich


/s/ John T. Thornton                    Executive Vice President and Chief
--------------------                    Financial Officer
    John T. Thornton                    (Principal Financial Officer)


/s/ Michael A. Graf                     Senior Vice President and Controller
-------------------                     (Principal Accounting Officer)
    Michael A. Graf


LES S. BILLER          )
J.A. BLANCHARD III     )
DAVID A. CHRISTENSEN   )
PIERSON M. GRIEVE      )
CHARLES M. HARPER      )
WILLIAM A. HODDER      )
REATHA CLARK KING      )                A majority of the
RICHARD M. KOVACEVICH  )                Board of Directors*
RICHARD S LEVITT       )
RICHARD D. McCORMICK   )
CYNTHIA H. MILLIGAN    )
BENJAMIN F. MONTOYA    )
IAN M. ROLLAND         )
MICHAEL W. WRIGHT      )

--------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact


                               INDEX TO EXHIBITS
Exhibit                                                                               Form of
Number                       Description*                                             Filing
------                       ------------                                           ----------
  2.1     Agreement and Plan of Reorganization dated April 22, 1997 between
          Woodhaven National Bank and Norwest Corporation (included in Proxy
          Statement-Prospectus as Appendix A).

  3.1     Restated Certificate of Incorporation (incorporated by reference to
          Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993,
          Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 and
          Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997 (filed
          June 10, 1997)).

  3.1.1   Certificate of Designations of Powers, Preferences, and Rights of
          Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the
          quarter ended March 31, 1994).

  3.1.2   Certificate of Designations of Powers, Preferences, and Rights of
          Norwest Cumulative Tracking Preferred Stock (incorporated by reference to
          Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.1.3   Certificate of Designations of Powers, Preferences, and Rights of
          Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the
          quarter ended March 31, 1995).

  3.1.4   Certificate of Designations with respect to the 1996 ESOP Cumulative
          Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
          Norwest's Current Report on Form 8-K dated February 26, 1996).

  3.1.5   Certificate of Designations with respect to the 1997 ESOP Cumulative
          Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
          Norwest's Current Report on Form 8-K dated April 14, 1997).

  3.2     By-Laws (incorporated by reference to Exhibit 3 to Norwest's
          Current Report on Form 8-K dated October 10, 1997).

  4       Rights Agreement, dated as of November 22, 1988, between Norwest
          Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to
          Norwest's Form 8-A dated December 6, 1988).

  4.1     Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
          (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated
          July 21, 1989).


Exhibit                                                                                 Form of
Number                       Description*                                               Filing
------                       ------------                                             ----------

    4.2   Certificate of Adjustment, dated June 28, 1993, to Rights Agreement
          (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated
          June 29, 1993).

    4.3   Certificate of Adjustment, dated October 10, 1997, to Rights
          Agreement (incorporated by reference to Exhibit 5 to Norwest's
          Form 8-A/A dated October 14, 1997).

    5     Opinion of Laurel A. Holschuh, counsel to Norwest**


    8     Opinion of Brown McCarroll & Oaks Hartline***


   23.1 Consent of Laurel A. Holschuh (included as part of Exhibit 5 filed herewith).

   23.2   Consent of KPMG Peat Marwick LLP.                                             Electronic
                                                                                       Transmission

   23.3   Consent of Stovall, Grandey & Whatley.                                        Electronic
                                                                                       Transmission

   23.4   Consent of Brown McCarroll & Oaks Hartline (included as part of
          Exhibit 8)

   24     Powers of Attorney.**


   99     Form of proxy for Special Meeting of Shareholders of Woodhaven
          National Bank.**

------------------------

* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.


**   Previously filed.

***  To be filed by amendment.